UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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ARCH CAPITAL GROUP LTD.
(Name of Registrant as Specified In Its Charter)
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Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08
P.O. Box HM 339
Hamilton HM BX, Bermuda

Tel: 441-278-9250
Fax: 441-278-9255

March 27, 2014

Dear Shareholder:
I am pleased to invite you to the annual general meeting of the shareholders of Arch Capital Group Ltd. to be held on May 9, 2014, at 8:45 a.m. (local time), at the company's offices located at Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda.
The enclosed proxy statement provides you with detailed information regarding the business to be considered at the meeting.
We are pleased to take advantage of the Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the internet. On or about March 28, 2014, we expect to mail a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners as of March 12, 2014. This Notice will contain instructions on how to access our proxy statement and 2013 Annual Report to Shareholders and how to vote on the internet.
The Notice of Internet Availability of Proxy Materials will contain instructions to allow you to request copies of the proxy materials to be sent to you by mail. The proxy materials sent to you will include a proxy card that will provide you with instructions to cast your vote on the internet, a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail.
Your vote is very important.    Whether or not you plan to attend the meeting, we urge you to submit your proxy over the internet or by toll-free telephone number, as described in the accompanying materials and the Notice of Internet Availability of Proxy Materials. As an alternative, if you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

Sincerely,

Constantine Iordanou
Chairman of the Board, President and Chief Executive Officer

ARCH CAPITAL GROUP LTD.
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
Notice is hereby given that the annual general meeting of the shareholders of Arch Capital Group Ltd. (the "Company") will be held on May 9, 2014, at 8:45 a.m. (local time), at the Company's offices located at Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda, for the following purposes:

•	PROPOSAL 1: To elect three Class I Directors to serve for a term of three years or until their respective successors are elected and qualified.

•	PROPOSAL 2: To elect certain individuals as Designated Company Directors of certain of our non-U.S. subsidiaries, as required by our bye-laws.

•	PROPOSAL 3: To appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014.

•	PROPOSAL 4: Advisory vote to approve named executive officer compensation.

•	PROPOSAL 5: To conduct other business if properly raised.
Only shareholders of record as of the close of business on March 12, 2014 may vote at the meeting.
Our audited financial statements for the year ended December 31, 2013, as approved by our Board of Directors, will be presented at this annual general meeting.
Your vote is very important. Whether or not you plan to attend the annual general meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to submit your proxy, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section entitled "The Annual General Meeting" of this proxy statement or, if you requested to receive printed proxy materials, your enclosed proxy card.
This proxy statement and accompanying form of proxy are dated March 28, 2014 and, together with our 2013 Annual Report to Shareholders, are first being made available to shareholders on or about March 28, 2014.

Dawna Ferguson Secretary
Hamilton, Bermuda
March 27, 2014

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THE ANNUAL GENERAL MEETING
We are furnishing this proxy statement to holders of our common shares in connection with the solicitation of proxies by our Board of Directors at the annual general meeting, and at any adjournments and postponements of the meeting.
Internet Availability of Proxy Materials
Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held on May 9, 2014: this proxy statement and 2013 Annual Report to Shareholders are available at: www.proxyvote.com.
We are furnishing proxy materials to our shareholders primarily via the internet. On or about March 28, 2014, we expect to mail to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and 2013 Annual Report to Shareholders. The Notice of Internet Availability also will instruct you on how to access and submit your proxy through the internet or by telephone.
Internet distribution of our proxy materials is intended to expedite receipt by shareholders, reduce the cost of the annual meeting, and conserve natural resources. However, if you would like to receive printed proxy materials, please follow the instructions on the Notice of Internet Availability.
Time and Place
The annual general meeting of Arch Capital Group Ltd. (“ACGL,” “we,” or the “Company”) will be held at 8:45 a.m. (local time) on May 9, 2014 at the Company's offices located at Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda.
Record Date; Voting at the Annual General Meeting
Our Board of Directors has fixed the close of business on March 12, 2014 as the record date for determination of the shareholders entitled to notice of and to vote at the annual general meeting and any and all postponements or adjournments of the meeting. On the record date, there were 134,046,186 common shares outstanding and entitled to vote, subject to the limitations in our bye-laws described below. At that date, there were an estimated 1,024 holders of record and approximately 22,100 beneficial holders of the common shares. Each holder of record of shares on the record date is entitled to cast one vote per share, subject to the limitations described below. A shareholder may vote in person or by proxy submitted by mail, telephone or internet, on each proposal put forth at the annual general meeting. Only holders of the Company’s common shares may vote at the annual general meeting. The Company’s outstanding preferred shares have no voting rights (except in very limited circumstances which do not currently apply).
Limitation on Voting Under Our Bye-Laws
Under our bye-laws, if the votes conferred by shares of the Company, directly or indirectly or constructively owned (within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended (the "Code")), by any U.S. person (as defined in Section 7701(a)(30) of the Code) would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the votes conferred by such shares or such U.S. person will be reduced, subject to certain exceptions, by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors. There may be circumstances in which the votes conferred on a U.S. person are reduced to less than 9.9% as a result of the operation of our bye-laws because of shares that may be attributed to that person under the Code.
Notwithstanding the provisions of our bye-laws described above, after having applied such provisions as best as they consider reasonably practicable, the Board of Directors may make such final adjustments to the aggregate number of votes conferred by the shares of any U.S. person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all shares of ACGL entitled to vote generally at an election of directors.
In order to implement our bye-laws, we will assume that all shareholders are U.S. persons unless we receive assurances satisfactory to us that they are not U.S. persons.

Quorum; Votes Required for Approval
The presence of two or more persons representing, in person or by proxy, including proxies properly submitted by mail, telephone or internet, not less than a majority of the voting power of our shares outstanding and entitled to vote at the annual general meeting is necessary to constitute a quorum. If a quorum is not present, the annual general meeting may be adjourned from time to time until a quorum is obtained. The affirmative vote of a majority of the voting power of the shares represented at the annual general meeting will be required for approval of each of the proposals, except that Proposal 1 will be determined by a plurality of the votes cast, and Proposal 4 is advisory and does not have a required vote.
An automated system administered by our distribution and tabulation agent will tabulate votes cast by proxy at the annual general meeting, and our inspector will tabulate votes cast in person. Abstentions and broker non-votes (i.e., shares held by a broker which are represented at the meeting but with respect to which such broker does not have discretionary authority to vote on a particular proposal) will be counted for purposes of determining whether or not a quorum exists. Abstentions will be considered in determining the number of votes necessary for Proposals 2 and 3.
Several of our officers and directors will be present at the annual general meeting and available to respond to questions. Our independent auditors are expected to be present at the annual general meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Voting and Revocation of Proxies
All shareholders should follow the instructions on the Notice of Internet Availability to access and submit your proxy through the internet or by telephone or, if you received printed proxy materials, complete, sign, date and return the enclosed proxy card. All shares represented at the annual general meeting by proxies, including proxies properly submitted by mail, telephone or internet, received before or at the annual general meeting, unless those proxies have been revoked, will be voted at the annual general meeting, including any postponement or adjournment of the annual general meeting. If no instructions are indicated on a properly executed proxy, the proxies will be deemed to be in accordance with the recommendation of the Board of Directors with respect to each of the proposals described in this proxy statement.
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by either:

•
filing, including by facsimile, with the Secretary of the Company, before the vote at the annual general meeting is taken, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares, including proxies properly submitted by mail, telephone or internet; or

•	attending the annual general meeting and voting in person.
In order to vote in person at the annual general meeting, shareholders must attend the annual general meeting and cast their vote in accordance with the voting procedures established for the annual general meeting. Attendance at the annual general meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the annual general meeting to Arch Capital Group Ltd., Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda, facsimile: (441) 278-9255, Attention: Secretary.
Solicitation of Proxies
Proxies are being solicited by and on behalf of the Board of Directors. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegram, facsimile and advertisement in periodicals and postings, in each case by our directors, officers and employees.
We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify records related to the solicitation. We will pay MacKenzie Partners, Inc. fees of not more than $8,000 plus expense reimbursement for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in so doing. We may request by telephone, facsimile, mail, electronic mail or other means of communication the return of the proxy cards. Please contact MacKenzie Partners at 800-322-2885 with any questions you may have regarding our proposals.

Other Matters
Our audited financial statements for the year ended December 31, 2013, as approved by our Board of Directors, will be presented at this annual general meeting.
As of the date of this proxy statement, our Board of Directors knows of no matters that will be presented for consideration at the annual general meeting other than as described in this proxy statement. If any other matters shall properly come before the annual general meeting or any adjournments or postponements of the annual general meeting and shall be voted on, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any of those matters. The persons named as proxies intend to vote in accordance with the recommendation of our Board of Directors or otherwise in their judgment.
Principal Executive Offices
Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (telephone number: (441) 295-1422), and our principal executive offices are located at Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda (telephone number: (441) 278-9250).

PROPOSAL 1—ELECTION OF DIRECTORS
The Board of Directors of ACGL is comprised of eleven members, divided into three classes, serving staggered three-year terms. The Board of Directors intends to present for action at the annual general meeting the election of Kewsong Lee, Brian S. Posner and John D. Vollaro to serve as Class I Directors for a term of three years or until their successors are duly elected and qualified. Such nominees were recommended for approval by the Board of Directors by the nominating committee of the Board of Directors. Mr. Robert F. Works, who currently serves as a Class I Director, will not stand for re-election following the completion of his current term.
Unless authority to vote for these nominees is withheld, the enclosed proxy will be voted for these nominees, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of these nominees is unable or declines to serve.
Nominees
Set forth below is information regarding the nominees for election:

Name	Age	Position
Kewsong Lee	48	Class I Director of ACGL
Brian S. Posner	52	Class I Director of ACGL
John D. Vollaro	69	Class I Director of ACGL and Senior Advisor
Kewsong Lee has served as a director of ACGL since November 2001 and has been Lead Director since November 6, 2009. Mr. Lee joined The Carlyle Group as Managing Director and Deputy Chief Investment Officer for Corporate Private Equity in December 2013. From January 1997 through November 2013, Mr. Lee served as a Member and Managing Director of Warburg Pincus LLC (“Warburg Pincus”) and a Partner of Warburg Pincus & Co. since January 1997. He had been employed at Warburg Pincus since 1992. Prior to joining Warburg Pincus, Mr. Lee was a consultant at McKinsey & Company, Inc. from 1990 to 1992. He formerly served as a director of Knoll, Inc., TransDigm Group Inc., MBIA Inc., Neiman Marcus Group, Inc., ARAMARK Corporation and several privately held companies. He holds an A.B. from Harvard College and an M.B.A. from Harvard Business School. Mr. Lee also serves on the board of directors of Lincoln Center Theatre and is a trustee of Choate Rosemary Hall. Mr. Lee’s qualifications for service on our Board include his investment skills, extensive experience in evaluating and overseeing companies in a wide range of industries, including the insurance industry, and service on boards of directors of other companies.
Brian S. Posner has been a director of the Company since November 2010. Mr. Posner has been a private investor since March 2008 and is the President of Point Rider Group LLC, a consulting and advisory services firm within the financial services industry. From 2005 to March 2008, Mr. Posner served as the Chief Executive Officer and Co-Chief Investment Officer of ClearBridge Advisors, LLC, an asset management company and a wholly owned subsidiary of Legg Mason. Prior to that, Mr. Posner co-founded Hygrove Partners LLC, a private investment fund, in 2000 and served as the Managing Member for five years. He served as a portfolio manager and an analyst at Fidelity Investments from 1987 to 1996 and, from 1997 to 1999, at Warburg Pincus Asset Management/Credit Suisse Asset Management where he also served as co-chief investment officer and director of research. Mr. Posner currently serves on the boards of directors of Biogen Idec Inc., BG Medicine Inc. and The Mutual Fund Store, and he is a trustee of the AQR funds. He holds a B.A. from Northwestern University and an M.B.A. from the University of Chicago Booth School of Business. Mr. Posner’s qualifications for service on our Board include his strong financial background, investment skills and extensive experience as a leading institutional investment manager and advisor.
John D. Vollaro has been a Senior Advisor of ACGL since April 2009 and has served as a director of ACGL since November 2009. He was Executive Vice President and Chief Financial Officer of ACGL from January 2002 to March 2009 and Treasurer of ACGL from May 2002 to March 2009. Prior to joining us, Mr. Vollaro acted as an independent consultant in the insurance industry since March 2000. Prior to March 2000, Mr. Vollaro was President and Chief Operating Officer of W.R. Berkley Corporation from January 1996 and a director from September 1995 until March 2000. Mr. Vollaro was Chief Executive Officer of Signet Star Holdings, Inc., a joint venture between W.R. Berkley Corporation and General Re Corporation, from July 1993 to December 1995. Mr. Vollaro served as Executive Vice President of W.R. Berkley

Corporation from 1991 until 1993, Chief Financial Officer and Treasurer of W.R. Berkley Corporation from 1983 to 1993 and Senior Vice President of W.R. Berkley Corporation from 1983 to 1991. Mr. Vollaro’s qualifications for service on our Board include his financial background, extensive executive management and operating experience in the insurance industry and his in-depth knowledge of our operations.
Required Vote
A plurality of the votes cast at the annual general meeting will be required to elect the above nominees as Class I Directors of ACGL.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF ALL NOMINEES TO THE BOARD OF DIRECTORS.

Continuing Directors and Senior Management
The following individuals are our continuing directors:

Name	Age	Position	Term Expires*
John L. Bunce, Jr.	55	Class III Director of ACGL	2016
Eric W. Doppstadt	54	Class II Director of ACGL	2015
Constantine Iordanou	64	Chairman of the Board, President and Chief Executive Officer of ACGL and Class II Director of ACGL	2015
Yiorgos Lillikas	53	Class III Director of ACGL	2016
James J. Meenaghan	75	Class II Director of ACGL	2015
Deanna M. Mulligan	50	Class III Director of ACGL	2016
John M. Pasquesi	54	Class II Director of ACGL	2015
_____________________________________
*    Indicates expiration of term as a director of ACGL
John L. Bunce, Jr. has served as a director of ACGL since November 2001. Mr. Bunce is a Managing Director and founder of Greyhawk Capital Management, LLC and a Senior Advisor to Hellman & Friedman LLC. He joined Hellman & Friedman in 1988 and previously served as a Managing Director of the firm. Before joining Hellman & Friedman, Mr. Bunce was Vice President of TA Associates. Previously, he was employed in the mergers & acquisitions and corporate finance departments of Lehman Brothers Kuhn Loeb. He has served as a director of Duhamel Falcon Cable Mexico, Eller Media Company, Falcon Cable TV, National Radio Partners, VoiceStream Wireless Corporation, Western Wireless Corporation, National Information Consortium, Inc. and Young & Rubicam, Inc. Mr. Bunce also was an advisor to American Capital Corporation and Post Oak Bank. He holds an A.B. from Stanford University and an M.B.A. from Harvard Business School. Mr. Bunce’s qualifications for service on our Board include his corporate finance background, investment skills, extensive experience in evaluating and overseeing companies in a wide range of industries and service on boards of directors of other companies.
Eric W. Doppstadt has been a director of the Company since November 2010. Mr. Doppstadt serves as Vice President and Chief Investment Officer of the Ford Foundation. Mr. Doppstadt has been with the Ford Foundation for over 20 years, most recently as director of private equity investments for the foundation's endowment. He joined the Ford Foundation in 1989 as resident counsel, later assuming senior positions managing the Ford's alternative investment portfolio. He has also served on the investment advisory boards of numerous private equity and venture capital funds. Mr. Doppstadt holds the Chartered Financial Analyst designation from the CFA Institute. He holds an A.B. from The University of Chicago and a J.D. from New York University School of Law. Mr. Doppstadt's qualifications for service on our Board include his extensive investment experience and investment management skills.
Constantine Iordanou has been Chairman of the Board of ACGL since November 6, 2009 and President and Chief Executive Officer of ACGL since August 2003. He has been a director since January 1, 2002. From January 2002 to July 2003, Mr. Iordanou was Chief Executive Officer of Arch Capital Group (U.S.) Inc. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as Senior Executive Vice President of group operations and business development of Zurich Financial Services, President of Zurich-American Specialties Division, Chief Operating Officer and Chief Executive Officer of Zurich-American and Chief Executive Officer of Zurich North America. Prior to joining Zurich, he served as President of the commercial casualty division of the Berkshire Hathaway Group and served as Senior Vice President with the American Home Insurance Company, a member of the American International Group. Since 2001, Mr. Iordanou has served as a director of Verisk Analytics, Inc. (formerly known as ISO Inc.). He holds an aerospace engineering degree from New York University. Mr. Iordanou's qualifications for service on our Board include his extensive leadership, executive management and operating experience in the insurance industry, his in-depth knowledge of our operations and service on boards of directors of other companies.

Yiorgos Lillikas has been a director of the Company since November 2010. Mr. Lillikas is the Chief Executive Officer of BlueTree Consultants, a corporate consulting firm he founded in 2008. From 2006 to 2007, Mr. Lillikas served as the Minister of Foreign Affairs of the Republic of Cyprus (E.U.). From 2003 to 2006, he was the Minister of Commerce, Industry and Tourism of the Republic of Cyprus. From 1996 through 2003, Mr. Lillikas served as a member of the House of Representatives of the Republic of Cyprus and a member of the Parliamentary Committees for Economic and Budget, Commerce, Foreign and European Affairs and Environment. In 2000 he was elected Vice President of the Committee of Political Affairs of the Parliamentary Assembly of the OSCE. He was founder and Chief Executive Officer of Marketway, a strategic, advertising and public relations firm. Prior thereto, he served the Republic of Cyprus in various roles, including special advisor to the president. He holds a diploma in political sciences from the Institute of Political Sciences in the University of Lyon II, a D.E.A. (a diploma of doctorate cycle) in political sciences from the Institute of Political Science in Grenoble. Mr. Lillikas’ qualifications for service on our Board include his extensive experience in the fields of international and European affairs.
James J. Meenaghan has been a director of ACGL since October 2001. From October 1986 until his retirement in 1992, Mr. Meenaghan was Chairman, President and Chief Executive Officer of Home Insurance Companies. He also served as President and Chief Executive Officer of John F. Sullivan Co. from 1983 to 1986. Prior thereto, Mr. Meenaghan held various positions over 20 years with the Fireman's Fund Insurance Company, including President and Chief Operating Officer and Vice Chairman of its parent company, American Express Insurance Services Inc. He holds a B.S. from Fordham University. Mr. Meenaghan's qualifications for service on our Board include his broad management and operating experience in the insurance industry and service on boards of directors of other companies.
Deanna M. Mulligan has been a director of the Company since May 2013. Ms Mulligan has been the President and Chief Executive Officer of The Guardian Life Insurance Company of America ("Guardian") since July 2011. She was President and Chief Operating Officer of Guardian from November 2010 to July 2011, and Executive Vice President, Individual Life and Disability Insurance of Guardian from July 2008 to November 2010. Prior to joining Guardian in July 2008, Ms. Mulligan owned and operated a consulting firm, advising insurance companies on strategic and operational issues. Ms. Mulligan's career has extended over more than 27 years including senior executive roles at New York Life, AXA Financial and McKinsey & Company, at which she was a Principal in the firm's New York office. Ms. Mulligan is a member of the board of directors of The Guardian Life Insurance Company of America, the American Council of Life Insurers, RS Investment Management Co. LLC, and the Partnership for New York City, and is a member of the board of trustees of RS Investment Trust and RS Variable Products Trust. She was awarded a B.S. in Business Administration from the University of Nebraska and an M.B.A. from the Stanford Graduate School of Business. Ms. Mulligan’s qualifications for service on our Board include her extensive executive management and operating experience in financial services organizations and broad investment skills.
John M. Pasquesi has been Vice Chairman and a director of ACGL since November 2001. Mr. Pasquesi has been the Managing Member of Otter Capital LLC, a private equity investment firm he founded in January 2001. He holds an A.B. from Dartmouth College and an M.B.A. from Stanford Graduate School of Business. Mr. Pasquesi's qualifications for service on our Board include his investment skills, extensive experience in evaluating and overseeing companies in a wide range of industries, including the insurance industry, and service on boards of directors of other companies.

The following individuals are members of senior management, including our executive officers, who do not serve as directors of ACGL:

Name	Age	Position
Mark D. Lyons	57	Executive Vice President, Chief Financial Officer, Chief Risk Officer and Treasurer of ACGL
Marc Grandisson	46	Chairman and Chief Executive Officer of Arch Worldwide Reinsurance and Mortgage Groups
David H. McElroy	55	Chairman and Chief Executive Officer of Arch Worldwide Insurance Group
W. Preston Hutchings	57	President of Arch Investment Management Ltd. and Senior Vice President and Chief Investment Officer of ACGL
Michael R. Murphy	60	Chief Underwriting Officer of Arch Worldwide Insurance Group and President of Arch Insurance Group (U.S.)
Timothy J. Olson	56	President and Chief Executive Officer of Arch Reinsurance Company
Nicolas Papadopoulo	51	President and Chief Executive Officer of Arch Reinsurance Ltd.
Louis T. Petrillo	48	President and General Counsel of Arch Capital Services Inc.
________________________________________________
Mark D. Lyons has served as Executive Vice President, Chief Financial Officer, Chief Risk Officer and Treasurer of ACGL since September 2012, and he also serves as a member of the Company's Executive Strategy Committee. Prior to that, he served as Chairman and Chief Executive Officer of Arch Worldwide Insurance Group, an executive position of ACGL, and Chairman and Chief Executive Officer of Arch Insurance Group Inc. ("Arch Insurance Group") since July 2008. Prior thereto, he served as President and Chief Operating Officer of Arch Insurance Group from June 2006. Prior to June 2006, he served as Executive Vice President of group operations and Chief Actuary of Arch Insurance Group from August 2003. From August 2002 to 2003, he was Senior Vice President of group operations and Chief Actuary of Arch Insurance Group. From 2001 until August 2002, Mr. Lyons worked as an independent consultant. From 1992 to 2001, Mr. Lyons was Executive Vice President of product services at Zurich U.S. From 1987 until 1992, he was a Vice President and actuary at Berkshire Hathaway Insurance Group. Mr. Lyons holds a B.S. from Elizabethtown College. He is also an associate of the Casualty Actuarial Society and a member of the American Academy of Actuaries. Mr. Lyons is a trustee of Elizabethtown College and on the Board of Visitors for the Wake Forest University School of Business.
Marc Grandisson has served as Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group, an executive position of ACGL, since November 2005 and Chairman and Chief Executive Officer of Arch Worldwide Reinsurance and Mortgage Groups since February 2014. Mr. Grandisson also serves as a member of the Company's Executive Strategy Committee. Prior to November 2005, he served as President and Chief Executive Officer of Arch Reinsurance Ltd. ("Arch Re (Bermuda)") from February 2005. He served as President and Chief Operating Officer of Arch Re (Bermuda) from April 2004 to February 2005 and as Senior Vice President, Chief Underwriting Officer and Chief Actuary of Arch Re (Bermuda) from October 2001. From March 1999 until October 2001, Mr. Grandisson was employed as Vice President and actuary of the reinsurance division of Berkshire Hathaway. From July 1996 until February 1999, Mr. Grandisson was employed as Vice President—Director of F&G Re Inc. From July 1994 until July 1996, Mr. Grandisson was employed as an actuary for F&G Re. Prior to that, Mr. Grandisson was employed as an actuarial assistant of Towers Watson. Mr. Grandisson holds an M.B.A. from The Wharton School of the University of Pennsylvania. He is also a Fellow of the Casualty Actuarial Society.
David H. McElroy has served as Chairman and Chief Executive Officer of Arch Worldwide Insurance Group, an executive position of ACGL, since September 2012, and Chairman and Chief Executive Officer of Arch Insurance Group since July 2012. He also serves as a member of the Company's Executive Strategy Committee. He joined Arch Insurance Group in 2009 as the President of the Financial and Professional Liability Group, which is comprised of the executive assurance, professional liability, surety and healthcare lines. Prior to joining Arch Insurance Group, Mr. McElroy was a Senior Vice President at The Hartford Financial Services Corporation. He joined Hartford in 2000 from the acquisition of the directors and officers and errors and omissions business of Reliance National. He started his career at Chubb. Mr. McElroy is a graduate of Temple University with a B.A. in business administration.

W. Preston Hutchings has served as President of Arch Investment Management Ltd. since April 2006 and Senior Vice President and Chief Investment Officer of ACGL since July 2005. Prior to joining ACGL, Mr. Hutchings was at RenaissanceRe Holdings Ltd. from 1998 to 2005, serving as Senior Vice President and Chief Investment Officer. Previously, he was Senior Vice President and Chief Investment Officer of Mid Ocean Reinsurance Company Ltd. from January 1995 until its acquisition by XL Group plc in 1998. Mr. Hutchings began his career as a fixed income trader at J.P. Morgan & Co., working for the firm in New York, London and Tokyo. He graduated in 1978 with a B.A. from Hamilton College and received in 1981 an M.A. in Jurisprudence from Oxford University, where he studied as a Rhodes Scholar.
Michael R. Murphy has served as Chief Underwriting Officer of Arch Worldwide Insurance Group, an executive position of ACGL, and President of Arch Insurance Group since September 2012, and he also serves as a member of the Company's Executive Strategy Committee. Mr. Murphy joined Arch Insurance Group in 2002 as an Executive Vice President, serving in that position until 2008 when he was promoted to Senior Executive Vice President. In 2009, he became the President of the Property & Casualty segment. From 1994 to 2002, he held several senior underwriting positions at Zurich Specialties, a division of Zurich Financial Services. Prior to entering the insurance industry, he was a lawyer in private practice. Mr. Murphy has a B.A. from Colorado College, a J.D. from The University of Colorado and an M.M. from the Kellogg Graduate School of Management of Northwestern University.
Timothy J. Olson has been Chief Executive Officer of Arch Reinsurance Company ("Arch Re U.S.") since November 2009 and President of Arch Re U.S. since March 2009. From April 2004 to February 2009, he was Executive Vice President and Chief Underwriting Officer of Arch Re U.S. Prior thereto, he was Managing Director-Treaty Casualty of Arch Re U.S. from November 2001 to April 2004. From August 2001 until November 2001, Mr. Olson was Senior Vice President of Holborn Reinsurance. Prior to that time, he held various executive level positions at St. Paul Re, including Executive Vice President-International since 1998. From September 1986 until April 1998, Mr. Olson was employed by F&G Re as an Executive Vice President. From 1996-1998 he was a member of the board of directors of Ashley Palmer, a Lloyd's Managing Agency. Mr. Olson holds a B.A. from Gustavus Adolphus College, and he is a chartered property casualty underwriter.
Nicolas Papadopoulo has served as President and Chief Executive Officer of Arch Re (Bermuda) since November 2005, and he also serves as a member of the Company's Executive Strategy Committee. Prior to November 2005, he served as Chief Underwriting Officer of Arch Re (Bermuda) from October 2004. He joined Arch Re (Bermuda) in December 2001 as a Senior Property Underwriter. Prior to that time, he held various positions at Sorema N.A. Reinsurance Group, a U.S. subsidiary of Groupama from 1990, including Executive Vice President and Chief Underwriting Officer since 1997. Prior to 1990, Mr. Papadopoulo was an insurance examiner with the Ministry of Finance, Insurance Department, in France. Mr. Papadopoulo graduated from École Polytechnique in France and École Nationale de la Statistique et de l'Administration Economique in France with a masters degree in statistics. He is also a member of the International Actuarial Association and a Fellow at the French Actuarial Society.
Louis T. Petrillo has been President and General Counsel of Arch Capital Services Inc. since April 2002. From May 2000 to April 2002, he was Senior Vice President, General Counsel and Secretary of ACGL. From 1996 until May 2000, Mr. Petrillo was Vice President and Associate General Counsel of ACGL's reinsurance subsidiary. Prior to that time, Mr. Petrillo practiced law at the New York firm of Willkie Farr & Gallagher LLP. He holds a B.A. from Tufts University and a law degree from Columbia University.
Board of Directors
Leadership Structure
The Board currently combines the role of chairman of the board and chief executive officer, together with an independent lead director to strengthen our corporate governance structure. We believe that the combined role of chairman and chief executive officer promotes unified leadership and direction for the Company, which provides a single, clear focus for management to execute the Company's strategy and business plan. This structure also fosters clear accountability and effective decision making. We believe that the combined role of chairman and chief executive officer, together with an independent Board, including an independent lead director, provides an appropriate balance between strategy development and independent oversight of management.
Several factors ensure that we have a strong and independent Board. As indicated below, all directors, with the exception of Mr. Iordanou and Mr. Vollaro, are independent as defined under the applicable listing standards of The

NASDAQ Stock Market LLC ("NASDAQ"), and the audit, compensation and nominating committees of our Board are composed entirely of independent directors. The Company's independent directors bring experience, oversight and expertise from many industries, including the insurance industry. In addition to feedback provided during the course of Board meetings, the independent directors regularly meet in executive session without management present. The Board also has regular access to our management team.
The lead director coordinates the activities of the other non-management/independent directors, and performs such other duties and responsibilities as the Board may determine. The lead director presides at all meetings of the Board at which the chairman of the board is not present, including executive sessions of the non-management/independent directors, and has the authority to call meetings of the non-management/independent directors. The lead director also serves as principal liaison between the chairman of the board and the non-management/independent directors and works with the chairman of the board to develop an appropriate schedule of Board meetings and to establish the agendas for Board meetings. In addition, the lead director advises the chairman of the board as to the quality, quantity and timeliness of the flow of information from the Company's management that is necessary for the independent directors to effectively and responsibly perform their duties. The lead director is also available, when appropriate, for consultation and direct communication with major shareholders.
Board Independence and Composition
The Board of Directors is required to determine which directors satisfy the criteria for independence under the rules of NASDAQ. To be considered independent, a director may not maintain any relationship that would interfere with his or her independent judgment in completing the duties of a director. The rules state that certain relationships preclude a board finding of independence, including a director who is, or during the past three years was, employed by the company, and any director who accepts any payments from the company in excess of $120,000 during the current year or any of the past three years, other than director fees or payments arising solely from investments in the company's securities. The rules specifically provide that ownership of company stock by itself would not preclude a board finding of independence. Our Board of Directors consists of eleven directors, including nine non-employee directors. Our Board of Directors has concluded that the following nine non-employee directors are independent in accordance with the director independence standards set forth in Rule 5600 of the rules of NASDAQ: John L. Bunce, Jr., Eric W. Doppstadt, Kewsong Lee, Yiorgos Lillikas, James J. Meenaghan, Deanna M. Mulligan, John M. Pasquesi, Brian S. Posner and Robert F. Works. In making these independence determinations, the Board reviewed the relationships with the directors set forth under the captions "Compensation Committee Interlocks and Insider Participation" and "Certain Relationships and Related Transactions," including ordinary course transactions not meeting the disclosure threshold with insurers, reinsurers and producers in which a director or a fund affiliated with any of our directors maintained at least a 10% ownership interest.
Role in Risk Oversight
Our Board, as a whole and also at the committee level, has an active role in overseeing management of the Company's risks. The Board regularly reviews information regarding the Company's business and operations, including with respect to underwriting, investments, capital management, liquidity, financial reporting and compliance, as well as the risks associated with these activities. Committees of the Board help oversee the business and operations of the Company. The underwriting oversight committee oversees risks relating to our underwriting activities, including with respect to accumulations and aggregations of exposures in our insurance and reinsurance businesses. The members of the underwriting oversight committee regularly participate in the underwriting review meetings held in our insurance and reinsurance operations. The audit committee oversees management of financial reporting and compliance risks. The compensation committee is responsible for overseeing the management of risks relating to the Company's compensation plans and arrangements, retention of personnel and succession planning. The finance and investment committee oversees risks relating to our investment and capital management activities. The nominating committee oversees risks associated with the composition of the Board of Directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. Please refer to "Committees of the Board of Directors."
Code of Business Conduct, Committee Charters and Corporate Governance Guidelines
We have adopted a Code of Business Conduct, which describes our ethical principles, and charters of responsibilities for our standing Board committees, including underwriting oversight, audit, compensation, executive, finance and investment and nominating committees. We have also adopted Corporate Governance Guidelines that cover issues such as executive sessions of the Board of Directors, director qualification and independence requirements, director responsibilities, access to management, evaluation and communications with the Board in order to help maintain effective corporate governance at the Company. The full text of our Code of Business Conduct, each committee charter and our Corporate Governance Guidelines is available on the Company's website located at www.archcapgroup.com. None of the material on our website is incorporated herein by reference.
Meetings
The Board of Directors held four meetings during 2013. Each director attended 75% or more of all meetings of the Board of Directors and any committees on which the director served during fiscal year 2013. Directors are encouraged, but not required, to attend our annual general meetings of shareholders. All of our directors attended the 2013 annual general meeting.
Communications with the Board of Directors
Shareholders may communicate with the Board of Directors or any of the directors by sending written communications addressed to the Board of Directors or any of the directors, c/o Secretary, Arch Capital Group Ltd., Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda. All shareholder communications will be compiled by the Secretary for review by the Board of Directors.
Committees of the Board of Directors
Underwriting Oversight Committee
The underwriting oversight committee of the Board of Directors assists the Board of Directors by reviewing the underwriting activities of our insurance and reinsurance subsidiaries. The underwriting oversight committee currently consists of John D. Vollaro (chairman), Yiorgos Lillikas, John M. Pasquesi and Brian S. Posner. The underwriting oversight committee held four meetings in 2013.
Audit Committee
The audit committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the qualifications and independence of the independent registered public accounting firm, (3) the performance of our internal audit function and independent registered public accounting firm and (4) the compliance by the Company with legal and regulatory requirements. The audit committee currently consists of James J. Meenaghan (chairman), Yiorgos Lillikas, Brian S. Posner and Robert F. Works. All of such audit committee members are considered independent under the listing standards of NASDAQ governing the qualifications of the members of audit committees and the independence requirements under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board of Directors has determined that Mr. Meenaghan qualifies as an "audit committee financial expert" under the rules of the Securities and Exchange Commission ("SEC"). The audit committee held five meetings during 2013.
Compensation Committee
The compensation committee of the Board of Directors approves the compensation of our senior executives and has overall responsibility for approving, evaluating and making recommendations to the Board of Directors regarding our officer compensation plans, policies and programs. The compensation committee currently consists of John L. Bunce, Jr. (chairman), Kewsong Lee, James J. Meenaghan, Deanna M. Mulligan and Robert F. Works. All of such compensation committee members are considered independent under the listing standards of NASDAQ governing the qualifications of the members of compensation committees. None of the members of the committee are or have been officers or employees of the Company. In addition, no executive officer of the Company served on any board of directors or compensation committee of any entity (other than ACGL) with which any member of our Board of Directors serves as an executive officer. The compensation committee held two meetings during 2013.

Executive Committee
The executive committee of the Board of Directors may generally exercise all the powers and authority of the Board of Directors, when it is not in session, in the management of our business and affairs, unless the Board of Directors otherwise determines. The executive committee currently consists of Kewsong Lee (chairman), John L. Bunce, Jr., Constantine Iordanou and John M. Pasquesi. The executive committee did not meet during 2013.
Finance and Investment Committee
The finance and investment committee of the Board of Directors oversees the Board of Directors' responsibilities relating to the financial affairs of the Company and recommends to the Board of Directors financial policies, strategic investments and overall investment policy, including review of manager selection, benchmarks and investment performance. The finance and investment committee currently consists of John M. Pasquesi (chairman), John L. Bunce, Jr., Eric W. Doppstadt, Constantine Iordanou, Kewsong Lee, Deanna M. Mulligan, Brian S. Posner and John D. Vollaro. The finance and investment committee held four meetings during 2013.
Nominating Committee
The nominating committee of the Board of Directors is responsible for identifying individuals qualified to become directors and recommending to the Board of Directors the director nominees for consideration at each annual meeting of shareholders. The nominating committee currently consists of Kewsong Lee (chairman), Eric W. Doppstadt, Deanna M. Mulligan and John M. Pasquesi. All of such nominating committee members are considered independent under the listing standards of NASDAQ governing the qualifications of the members of nominating committees. The nominating committee held two meetings during 2013.
When the Board of Directors determines to seek a new member, whether to fill a vacancy or otherwise, the nominating committee will consider recommendations from Board members, management and others, including shareholders. In general, the committee will look for new members, including candidates recommended by shareholders, possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge and experience in the areas of insurance, reinsurance or other aspects of our business, operations or activities, as well as knowledge of the business environments in the jurisdictions in which we currently operate or intend to operate in the future. The Company endeavors to maintain a Board of Directors representing a diverse spectrum of expertise, background, perspective, race, gender and experience.
A shareholder who wishes to recommend a director candidate for consideration by the nominating committee should send such recommendation in writing to the Secretary, Arch Capital Group Ltd., Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda and should comply with the advance notice requirements set forth in our bye-laws, as described under the caption "Shareholder Proposals for the 2015 Annual General Meeting." As described below in more detail, every submission must include a statement of the qualifications of the nominee, a consent signed by the candidate evidencing a willingness to serve as a director if elected, and a commitment by the candidate to meet personally, if requested, with the nominating committee. It is the policy of the committee to review and evaluate each candidate for nomination submitted by shareholders in accordance with the above procedures on the same basis as candidates that are suggested by our Board of Directors.
The nominating committee has not paid a fee to third parties in connection with the identification and evaluation of nominees, nor has it rejected a candidate recommended by a 5% shareholder, but, in each case, reserves the right to do so.
Compensation Committee Interlocks and Insider Participation
The compensation committee currently consists of John L. Bunce, Jr. (chairman), Kewsong Lee, James J. Meenaghan, Deanna M. Mulligan and Robert F. Works. None of the members of the committee are or have been officers or employees of the Company.
From time to time, in the ordinary course of our business, we may enter into transactions, including insurance and reinsurance transactions and brokerage or other arrangements for the production of business, with entities in which companies or funds affiliated with directors of ACGL may have an ownership or other interest.

As part of its investment philosophy, the Company invests a portion of its investment portfolio in private equity securities. As of December 31, 2013, the Company had aggregate commitments of $205.9 million to funds managed by The Carlyle Group. Of such amount, $108.8 million was unfunded as of December 31, 2013. The Company may make additional commitments to funds managed by Carlyle from time to time. During 2013, the Company made aggregate capital contributions of $60.8 million to such Carlyle funds and received aggregate cash distributions of $15.0 million from such funds. Kewsong Lee, a director of ACGL, joined The Carlyle Group as Managing Director and Deputy Chief Investment Officer for Corporate Private Equity on December 31, 2013.
During 2006, Arch Re (Bermuda) invested $50 million in Aeolus LP ("Aeolus"), which operates as an unrated reinsurance platform that provides property catastrophe protection to insurers and reinsurers on both an ultimate net loss and industry loss warranty basis. Arch Re (Bermuda)'s investment in Aeolus represents an approximately 4% preferred interest in Aeolus. Arch Re (Bermuda) made its investment in Aeolus on the same economic terms as a fund affiliated with Warburg Pincus, which had invested $350 million in Aeolus. During 2013, the Company received distributions of $2.1 million from Aeolus. From time to time, we may receive further dividends and other distributions on our preferred interest on a proportionate basis. Kewsong Lee, a director of ACGL, previously served as a member and managing director of Warburg Pincus and a partner of Warburg Pincus & Co. from January 1997 until November 2013.
In the ordinary course of its investment activities, the Company purchases municipal bonds enhanced by insurance provided by certain carriers, including National Public Finance Guarantee Corporation, a subsidiary of MBIA Inc. As of December 31, 2013, the Company held $94.2 million of municipal bonds enhanced by insurance provided by MBIA net of prerefunded bonds that are escrowed in U.S. government obligations. Funds affiliated with Warburg Pincus hold more than 10% ownership interest in MBIA. Kewsong Lee, a director of ACGL, previously served as a member and managing director of Warburg Pincus and a partner of Warburg Pincus & Co. and a director of MBIA until November 2013.
In the ordinary course of its investment activities, The Guardian Life Insurance Company of America ("Guardian") invests funds in equity and debt securities of many companies, and from time to time may own equity and/or debt securities of the Company. In connection with the Company’s senior note offering in December 2013, Guardian purchased $30 million of the Company’s 5.144% senior notes due in 2043. Deanna M. Mulligan, a director of the Company, is President and Chief Executive Officer of Guardian.
Report of the Audit Committee of the Board of Directors
The audit committee assists the Board of Directors in monitoring (1) the integrity of our financial statements, (2) the qualifications and independence of the independent registered public accounting firm, (3) the performance of our internal audit function and independent registered public accounting firm and (4) the compliance by the Company with legal and regulatory requirements.
It is not the responsibility of the audit committee to plan or conduct audits or to determine that ACGL's financial statements are in all material respects complete and accurate and in accordance with generally accepted accounting principles ("GAAP"). The financial statements are the responsibility of the Company's management. The Company's independent public registered accounting firm is responsible for expressing an opinion on these financial statements based on their audit. It is also not the responsibility of the audit committee to assure compliance with laws and regulations or with any codes or standards of conduct or related policies adopted by ACGL from time to time which seek to ensure that the business of ACGL is conducted in an ethical and legal manner.
The audit committee has reviewed and discussed the consolidated financial statements of ACGL and its subsidiaries set forth in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2013 ("2013 Annual Report"), management's annual assessment of the effectiveness of ACGL's internal control over financial reporting and PricewaterhouseCoopers LLP's opinion on the effectiveness of internal control over financial reporting, with management of ACGL and PricewaterhouseCoopers LLP, independent registered public accounting firm for ACGL.
The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the audit committee. The audit committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence.

Based on the review and discussions with management of ACGL and PricewaterhouseCoopers LLP referred to above and other matters the audit committee deemed relevant and appropriate, the audit committee has recommended to the Board of Directors that ACGL publish the consolidated financial statements of ACGL and its subsidiaries for the year ended December 31, 2013 in our 2013 Annual Report.

AUDIT COMMITTEE James J. Meenaghan (chairman) Yiorgos Lillikas Brian S. Posner Robert F. Works

Compensation Discussion and Analysis
Introduction
In this section, we discuss the principal aspects of our compensation program as it pertains to Constantine Iordanou, Chairman of the Board, President and Chief Executive Officer of ACGL; Mark D. Lyons, Executive Vice President, Chief Financial Officer, Chief Risk Officer and Treasurer of ACGL; and our three other most highly-compensated executive officers in 2013, Marc Grandisson, Chairman and Chief Executive Officer of Arch Worldwide Reinsurance and Mortgage Groups, David H. McElroy, Chairman and Chief Executive Officer of Arch Worldwide Insurance Group and Arch Insurance Group, and W. Preston Hutchings, President of Arch Investment Management Ltd. and Senior Vice President and Chief Investment Officer of ACGL. We refer to these individuals throughout this section as the “named executive officers.” Our discussion focuses on our compensation and practices relating to 2013.
The compensation committee of our Board of Directors (which we refer to as the "Committee" in this section) is responsible for determining and approving the individual elements of total compensation paid to the chief executive officer and our other executive officers and establishing overall compensation policies for our employees. The Committee also oversees the administration of executive compensation plans and certain employee benefits. Our Board of Directors appoints each member of the Committee and has determined that each is an independent director under the applicable standards of NASDAQ.
Executive Summary
We seek to attract and retain quality executives who will contribute to our long-term success and help us to manage all phases of the underwriting cycle. We seek to provide a compensation program that is driven by our overall financial performance and the increase in shareholder value. The principal features of our compensation programs and policies are summarized below. Please refer to the balance of this discussion for additional details.

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Key Principles. The main principles of our strategy include the following: (1) compensation decisions are driven by performance, (2) increased compensation is earned through an employee's increased contribution and (3) a majority of total compensation should consist of variable, performance-based compensation.

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Emphasis on Performance-Based Incentives.  Our compensation program includes both fixed and variable compensation, with an emphasis on long-term compensation that is tied to Company performance. Although we do not apply rigid apportionment goals in our compensation decisions, our philosophy is that variable pay, in the form of annual cash incentive bonuses and share-based awards, should constitute the majority of total direct compensation.

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Pay-Mix.  Consistent with our philosophy of emphasizing variable, performance-based compensation, the base salaries for 2014 for all named executive officers of the Company were not increased from 2013 levels. Compensation for all named executive officers of the Company was weighted significantly towards performance-based compensation in the form of a cash incentive bonus payment and share-based awards. Specifically, in 2013, for our named executive officers we allocated compensation as follows: (1) base salaries ranging from approximately 10% to 29% of total compensation and (2) variable, performance-based compensation, in the form of annual cash incentive bonuses and long-term incentive share-based awards, ranging from approximately 71% to 90% of total compensation, as described below.

In addition, our chief executive officer elected to receive 100% of his bonus for 2013 in share-settled stock appreciation rights ("SARs”), with an exercise price equal to the closing stock price on the grant date, which means that he will only receive the value of his bonus if our share price increases. Our chief financial officer elected to receive 40% of his bonus in share-settled SARs on the same basis.

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Share-Based Awards.  A substantial component of variable compensation is granted in the form of annual multi-year vesting share-based awards, which make stock price appreciation over an extended period of time fundamental in realizing a compensation benefit. By emphasizing long-term performance through using long-term incentives, we align our executives’ interests with our shareholders’ interests and create a strong retention tool. The Company provides awards in the form of restricted share grants and SARs and stock options. Our plans do not permit granting of SARs or stock options at an exercise price below the fair market value on the grant date, do not allow for repricing or reducing the exercise price of a stock option or SAR, and also do not permit repurchases of out-of-the-money stock options. We set the exercise price of stock options and SARs at the closing share price on the date of grant.

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Key Metrics.  Specific factors affecting compensation decisions include key financial metrics, such as operating return on average common equity ("ROE"), growth in book value per share, after-tax operating income, combined ratio and investment performance, as well as achieving strategic objectives and supporting our values by promoting a culture of integrity through compliance with law and our ethics policies. In determining the performance-based compensation of our chief executive officer and other named executive officers, the Committee reviews the estimated bonus pool determined under a quantitative, formula-based measure (referred to as the "Formula Approach") included in our Incentive Compensation Plan. These calculations are based on ROE targets for the current and prior underwriting years. The Committee also measures Company performance based on an analysis of our financial performance on an absolute basis and as compared to that of Selected Competitors (as defined below) reviewed annually by the Committee. In determining the amount and mix of compensation elements, the Committee employs its business judgment in administering the Company's compensation programs and in the evaluation process, which the Committee believes enables us to respond more flexibly to changes in the business environment as well as the Company's operations.

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Risk Management.  We believe we allocate our compensation between base salary and performance-based compensation opportunities in such a way as to not encourage excessive risk-taking. We emphasize variable compensation that is tied to Company performance. Furthermore, and as discussed above, the Formula Approach included in our Incentive Compensation Plan, which is applied to employees in our insurance and reinsurance groups and is reviewed in connection with compensation decisions relating to our named executive officers, is based on underwriting performance during a given underwriting year. For each underwriting year, the bonus pool will be recalculated annually as actual underwriting results emerge, and any resultant payments will be made to the participants over a 10-year development period. Since much of our business requires multiple years to determine whether we have been successful in our assessment of risk, we have structured our plan in this manner so that incentive payments are made to employees as actual results become known.

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Double Trigger Change-in-Control Arrangements.  The employment agreements with our named executive officers require an involuntary or constructive termination of the executive's employment following the consummation of a change in control ("double trigger") in order for severance payments to be made. Similarly, the current annual award agreements for the named executive officers provide that unvested shares and unvested options/SARs do not vest immediately upon a change in control. Rather, in the event that the employee's employment is terminated by the Company other than for cause or by the employee for good reason within two years following the consummation of a change in control, unvested shares and unvested options/SARs would immediately vest, and the options/SARs would have a remaining term of 90 days from termination. These provisions are consistent with our objective of providing employees with a level of financial protection upon loss of employment.

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Benefits.  ACGL seeks to provide benefit plans, such as medical coverage and life and disability insurance, consistent with applicable market conditions. Our health and welfare plans help ensure that the Company has a productive and focused workforce through reliable and competitive healthcare and other benefits. The Company generally credits only actual service with the Company towards benefits under the Company's benefit plans. The Company does not maintain any defined benefit retirement or pension plans. In addition, the Company provides our named executive officers with perquisites and other benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key employees. Similar benefits are generally provided by insurers and reinsurers for similarly situated employees and we believe these benefits are necessary for recruitment and retention purposes. In addition, certain tax regulations often subject our executives to taxation on the receipt of certain of these benefits. In certain of these situations, particularly in the case of those executives receiving expatriate benefits while working outside their home country, we provide an additional payment to the executive to reimburse the executive for approximate amounts of additional tax liability the executive will need to pay as a result of receiving such benefits. For our chief executive officer and chief financial officer, these provisions were included in their employment agreements at the time they assumed their current positions.

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Complementary Governance Policies and Practices.  The Company's compensation philosophy and related governance features are complemented by several specific elements that are designed to align our compensation with long-term shareholder interests, which are outlined below and described in more detail in this proxy statement.

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Clawback Policy.  The Company maintains a clawback policy covering all executive officers, including the chief executive officer, which provides for specified incentive-based compensation to be recouped by the Company in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws.

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Share Ownership Guidelines for Executives and Directors.  In an effort to further align the interests of the senior management team and the directors with the interests of shareholders, the Company has share ownership guidelines that require our senior executives and the directors to maintain designated levels of ownership of the common shares of ACGL. These guidelines require common share ownership levels as follows: (1) chief executive officer of ACGL—six times base salary; (2) named executive officers and other executives who file reports under Section 16 of the Exchange Act and certain other members of senior management designated from time to time—four times base salary; and (3) other designated members of senior operating management—three times base salary.

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No Hedging Permitted.  Under the insider trading policy included in our Code of Business Conduct, our named executive officers, other members of senior management and our directors are not permitted to engage in hedging activities with respect to the Company's securities.

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Code of Business Conduct, Committee Charters and Corporate Governance Guidelines.  We have adopted a Code of Business Conduct, which describes our ethical principles, and charters of responsibilities for all of our standing Board committees. We have also adopted Corporate Governance Guidelines that cover issues such as executive sessions of our Board of Directors, director qualification and independence requirements, director responsibilities, access to management, evaluation and communications with the Board in order to help maintain effective corporate governance at the Company.

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Executive Sessions.  The Committee meets in executive sessions (without management present) as necessary, particularly when administering any aspect of the compensation program for the chairman and chief executive officer of ACGL. Compensation matters in respect of the chairman and chief executive officer of ACGL, the chief financial officer of ACGL and the general counsel of Arch Capital Services Inc. are subject to ratification by our Board of Directors.

Compensation Objectives and Philosophy
The objectives of our executive compensation program are to:

•	attract and retain quality executives who will contribute to our long-term success and, thereby, increase shareholder value;

•	enhance the individual executive's short and long-term performance;

•	align the interests of the executive with those of our shareholders; and

•	improve overall Company performance and support the ACGL culture of teamwork, underwriting discipline and commitment to the highest ethical standards.
ACGL seeks to provide a compensation program that is driven by our overall financial performance, the increase in shareholder value, the success of the operating unit or function directly affected by the executive's performance and the individual performance of the executive. The main principles of this strategy include the following: (1) compensation decisions are driven by performance, (2) increased compensation is earned through an employee's increased contribution and (3) a majority of total compensation should consist of variable, performance-based compensation.
We believe that the Company's compensation program provides a competitive mix of pay elements that align executive incentives with shareholder value. Our executive compensation program includes both fixed and variable compensation, with an emphasis on long-term compensation that is tied to Company performance. Although we do not apply rigid apportionment goals in our compensation decisions, our philosophy is that variable pay, in the form of annual cash incentive bonuses and share-based awards, should constitute the majority of total direct compensation. A substantial component of variable compensation is granted in the form of share-based awards, which make stock price appreciation fundamental in realizing a compensation benefit. By emphasizing long-term performance through using long-term incentives, we align our executives' interests with our shareholders' interests and create a strong retention tool.
We rely on the Committee's judgment in making compensation decisions for the named executive officers after reviewing the overall performance of our Company and evaluating an executive's performance during the year against established objectives, leadership qualities, scope of responsibilities and current compensation. Specific factors affecting compensation decisions include key financial metrics, such as ROE, growth in book value per share, after-tax operating income, combined ratio and investment performance, as well as achieving strategic objectives and supporting our values by promoting a culture of integrity through compliance with law and our ethics policies. We generally do not adhere to rigid formulas in determining the amount and mix of compensation elements. We employ flexibility in our compensation programs and in the evaluation process, which we believe helps to position us to respond to changes in the business environment.
Elements of Compensation Program
The four primary components of our executive compensation program are (1) base salary, (2) annual cash incentive bonuses, (3) long-term incentive share-based awards and (4) benefits.
Base Salary.  Base salaries are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility. We pay base salaries because they provide a basic level of compensation and are necessary to recruit and retain executives. The Committee has the ability, subject to the terms of any employment agreement, to use base salary adjustments to reflect an individual's performance or changed responsibilities.
Base salary levels are also important because we generally tie the target amount of incentive compensation to an executive's base salary. For example, annual target bonus opportunities are denominated as a percentage of the executive's base salary. In addition, as discussed above, the Committee emphasizes a mix of compensation weighted towards variable, performance-based compensation. At lower executive levels, base salaries represent a larger proportion of total compensation than at senior executive levels.
Annual Cash Incentive Bonuses.  We use annual cash incentive bonuses as a short-term incentive to drive achievement of our annual performance goals. Specifically, annual cash incentive bonuses are designed to: (1) promote the achievement of financial goals, (2) support our strategic objectives and (3) reward achievement of specific performance objectives.
Annual bonus awards are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibilities. The size of an executive's bonus award is influenced by these factors, corporate performance, individual performance and market practice. As an employee's responsibilities increase, the portion of his or her bonus that is dependent on corporate performance increases.
We initially denominate a target annual cash incentive bonus opportunity as a percentage of an executive's base salary. For each employee, his or her target is an approximation of the bonus payment that may be paid if performance goals and other expectations are attained by both the employee and the Company as a whole. These target annual bonuses are indicative and do not set a maximum limit. For each of the named executive officers, the target annual bonus opportunity is 100% of such executive's respective base salary.
Our annual bonus awards are paid under our Incentive Compensation Plan. The plan combines two sets of performance measures: (1) a qualitative judgment about progress and performance each year (referred to as the "Target Bonus Approach") and (2) a quantitative, formula-based measure (referred to as the "Formula Approach").
The Target Bonus Approach is applied to all the named executive officers, as well as to our investment management team, substantially all of the employees of Arch Capital Services Inc. and other designated officers. Under the Target Bonus Approach, the executive's bonus is discretionary and is determined by the Committee taking into account overall Company performance, department or function performance, individual performance and other measures deemed applicable by the Committee. The Committee measures Company performance based on an analysis of our financial performance on an absolute basis and as compared to that of Selected Competitors (as defined below) reviewed annually by the Committee. The financial metrics evaluated by the Committee in measuring Company performance include ROE, growth in book value per share, after-tax operating income, combined ratio and investment performance. Approved annual bonus awards are paid in cash in an amount reviewed and approved by the Committee and ordinarily paid in a single installment in the first quarter following the completion of a given year.
The Formula Approach is applied to executives included in our insurance and reinsurance groups and is reviewed in connection with compensation decisions relating to our named executive officers. Under the Formula Approach, a bonus pool is established for each of our insurance segment and our reinsurance segment based on underwriting performance during a given underwriting year. For each underwriting year, the bonus pool will be recalculated annually as actual underwriting results emerge, and any resultant payments will be made to the participants over a 10-year development period. Since much of our business requires multiple years to determine whether we have been successful in our assessment of risk, we have structured our plan in this manner so that incentive payments are made to employees as actual results become known. Under the Incentive Compensation Plan, if the Board of Directors or the Committee determines that the Formula Approach results in compensation levels that do not appropriately reflect the Company's underlying performance, then the Board of Directors or the Committee may terminate the Formula Approach or make adjustments to it that it deems appropriate.
Long-Term Incentive Share-Based Awards.  We emphasize long-term variable compensation at the senior executive levels because of our desire to reward effective long-term management decision making and provide the named executive officers with a future interest in the Company. Long-term incentives, which comprise a significant portion of executive compensation, are designed to focus attention on long-range objectives and future returns to shareholders, and are delivered to the named executive officers and other employees through share-based awards under our long-term incentive plans. Our long-term incentive share award plans provide for the grant to eligible employees of a wide range of share-based awards.
The Company provides grants in the form of stock options and restricted common share awards. We also utilize another form of share-based award, SARs, as a replacement for stock options in jurisdictions where this type of award is appropriate. SARs represent a right to be paid, upon exercise, an amount measured by the difference between the fair market value per share on the exercise date and the exercise price of the SAR (the "spread"), multiplied by the number of shares with respect to which the SAR is exercised, with the resultant amount paid in shares valued on the exercise date. The value of SARs to employees should be equivalent to that of options, and SARs are less dilutive to shareholders. In addition, the Company's outstanding stock option agreements allow for net exercise to the extent permitted or otherwise advisable under applicable legal and accounting principles.
As indicated above, the Company's mix of share-based awards includes restricted shares, which are a more predictable and flexible equity incentive than option and SAR awards. As a result, restricted shares are generally more meaningful to employees and, therefore, could provide a more significant incentive to remain with the Company during the vesting period.
Our share-based compensation is designed to align the interests of executives and shareholders by providing value to the executive as the share price increases. Due to the variability of the share price, the value of stock options, SARs and restricted share awards is dependent upon our overall results and how we are perceived by our shareholders and the marketplace. Based on the foregoing, the Company believes that share-based awards encourage executives and other employees to focus on behaviors and initiatives that should lead to an increase in the price of our common shares, which benefits all ACGL shareholders.
Share-based compensation grant levels and awards are reviewed and determined by the Committee periodically. Grants of share-based compensation are determined on the basis of a number of factors, including: (1) corporate performance on an absolute basis and relative to Selected Competitors and individual performance, (2) the executive's contribution to the Company's success and (3) competitive total compensation and long-term incentive grant levels as determined in the market.
Share-based awards granted to employees vest over a prescribed period, motivating executives to remain with us and sustain high corporate performance in order to increase the value of such awards. The annual grants of share-based awards outlined in the "Grants of Plan-Based Awards" table that were made in May 2013 will vest ratably over a three-year period. The Company believes that these annual grants are consistent with the Company's objectives to retain management and to align further the interests of management and the Company's shareholders. Options and SARs awarded to employees are granted with an exercise price equal to the closing price of the shares on the date of grant and, subject to earlier termination under certain circumstances as set forth in the award agreements, will expire 10 years from the grant date.
Each award agreement for the annual grants expressly provides for the acceleration of the vesting of the applicable award and, in the case of stock options/SARs, adjustments to the option/SAR exercise period in the event the award recipient ceases to be an employee of the Company in certain circumstances. Please refer to the description of our award agreements included below under the caption "Share-Based Award Agreements." The current annual award agreements for the named executive officers provide that, in the event that the employee's employment is terminated by the Company other than for cause or by the employee for good reason within two years following a change in control, unvested shares and unvested options/SARs would immediately vest, and the options/SARs would have a remaining term of 90 days from termination. Unlike single trigger provisions that provide for vesting immediately upon a change in control, the agreements require a double trigger, i.e., the consummation of a change in control followed by an involuntary loss of employment or termination following an involuntary change in responsibilities within two years thereafter. This is consistent with the purpose of the provision, which is to provide employees with a level of financial protection upon loss of employment.
In addition, commencing with grants on and after September 2004, our annual share-based award agreements provide that, if an employee's employment terminates (other than for cause) after retirement age, unvested shares and unvested options would continue to vest pursuant to the normal vesting schedule so long as the employee does not engage in a competitive activity following retirement. However, the award agreements also provide that, if a retired employee does engage in a competitive activity, any unvested awards would be forfeited and the holder would have a reduced period in which to exercise vested options. These provisions are designed to help provide our retired employees with financial security so long as the Company's interests are protected.
Benefits.  ACGL seeks to provide benefit plans, such as medical coverage and life and disability insurance, consistent with applicable market conditions. Our health and welfare plans help ensure that the Company has a productive and focused workforce through reliable and competitive healthcare and other benefits. Defined contribution retirement plans are provided for all employees according to local market conditions. Retirement plans help employees save and prepare for retirement. The named executive officers are eligible for the benefit plans provided to all other employees. The Company generally credits only actual service with the Company towards benefits under the Company's benefit plans. The Company does not maintain any defined benefit retirement or pension plans.
During 2013, certain members of senior management, including Mr. McElroy, participated in the Company's non-qualified defined contribution retirement plan, which provides additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to limits on annual compensation. Participants in the non-qualified plan do not receive preferential earnings on their investments. Account balances are paid in cash following termination of employment in accordance with the terms of the plan. The principal benefit to the participating executives is that U.S. taxes are deferred until distribution of the funds. As described below under "—Tax Considerations—Sections 409A and 457A," commencing with the 2009 year, this benefit is no longer available to certain employees, including Messrs. Iordanou, Lyons and Grandisson, due to changes in the governing law. In lieu of pension and matching contributions previously provided to these former participants through the non-qualified plan, we provide comparable benefits to these employees in the form of current cash payments subject to tax.
In 2007, the Company adopted a broad-based employee share purchase plan. The purpose of this plan is to provide employees with an opportunity to purchase common shares of ACGL through payroll deductions, thereby encouraging employees to share in the economic growth and success of the Company. The Company also provides a broad-based matching gift program pursuant to which the Company matches eligible contributions by employees to qualified charitable organizations. During 2013, the Company made an aggregate of approximately $218,443 in matching contributions on behalf of the named executive officers.
In addition, the Company provides our named executive officers with perquisites and other benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key employees. In developing our guidelines for the administration of these various benefits, the Company reviews the job requirements of various positions and the anticipated business use of such benefits, as well as available market data. Similar benefits are generally provided by insurers and reinsurers for similarly situated employees and we believe these benefits are necessary for recruitment and retention purposes. These benefits primarily relate to those executives who work and reside in Bermuda and are typical of such benefits provided to expatriates located in Bermuda. Examples of these benefits include housing allowances, club memberships, the cost of tax preparation services and home leave for executives and family for those executives working outside their home country. In addition, certain tax regulations often subject our executives to taxation on the receipt of certain of these benefits. In certain of these situations, particularly in the case of those executives receiving expatriate benefits while working outside their home country, we provide a an additional payment to the executive to reimburse the executive for approximate amounts of additional tax liability the executive will need to pay as a result of receiving such benefits. For our chief executive officer and chief financial officer, these provisions were included in their employment agreements at the time they assumed their current positions.
Relationship Between Compensation Policies and Risk Management
We believe our approach to evaluation of performance and the design of our compensation programs assists in mitigating excessive risk-taking that could harm the value of our Company or reward poor judgment by our executives. We believe we have allocated our compensation among base salary and performance-based compensation opportunities in such a way as to not encourage excessive risk-taking, and we believe that the Committee's ability to exercise discretion in setting the named executive officer's bonus will also mitigate excessive risk taking. We emphasize long-term compensation that is tied to Company performance. Furthermore, the Formula Approach included in our Incentive Compensation Plan, which is applied to employees in our insurance and reinsurance groups, is based on underwriting performance during a given underwriting year. For each underwriting year, the bonus pool will be recalculated annually as actual underwriting results emerge, and any resultant payments will be made to the participants over a 10-year development period. Since much of our business requires multiple years to determine whether we have been successful in our assessment of risk, we have structured our plan in this manner so that incentive payments are made to employees as actual results become known. In addition, a substantial component of variable compensation is granted in the form of multi-year vesting share-based awards, which make stock price appreciation over an extended period of time fundamental in realizing a compensation benefit.
The Company's compensation philosophy and related governance features are also complemented by several specific elements that are designed to align our compensation with long-term shareholder interests. These elements include a clawback policy covering all executive officers, including the chief executive officer, which provides for specified incentive-based compensation to be recouped by the Company in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws. In an effort to further align the interests of the senior management team and the directors with the interests of shareholders, the Company has share ownership guidelines that require our senior executives and the directors to maintain designated levels of ownership of the common shares of ACGL. In addition, under the insider trading policy included in our Code of Business Conduct, our named executive officers, other members of senior management and our directors are not permitted to engage in hedging activities with respect to the Company's securities.
Employment Agreements
The Company has entered into employment agreements with its chief executive officer and each of its other named executive officers. The employment agreements with our named executive officers require an involuntary or constructive termination of the executive's employment following the consummation of a change in control ("double trigger") in order for severance payments to be made. The terms of the employment agreements, including the severance benefit provisions, were structured to attract and retain persons believed to be key to our success, as well as to be competitive with compensation practices for executives in similar positions at companies of similar size and complexity. Please refer to "Employment Arrangements" below for a description of our employment agreements with Messrs. Iordanou, Lyons, Grandisson, McElroy and Hutchings.
Clawback Policy
The Company has a clawback policy covering all executive officers, including the chief executive officer. This policy provides that, in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Committee will review all incentive-based compensation that was paid to current or former executive officers during the three-year period preceding the required restatement. If any such incentive-based compensation would have been lower as a result of the restated financial results, the Committee will require the reimbursement of the incremental portion of the incentive-based compensation in excess of the compensation that would have been paid based on the restated financial results (to the extent permitted by applicable law). This policy will be interpreted in accordance with the applicable rules of NASDAQ (or other securities exchange on which our common shares are listed from time to time).
Matters Relating to Share Ownership and Share-Based Compensation
Share Ownership Guidelines. In an effort to further align the interests of the senior management team with the interests of shareholders, the Company has share ownership guidelines that require these executives to maintain designated levels of ownership of the common shares of ACGL. Specifically, these guidelines require common share ownership levels as follows: (1) chief executive officer of ACGL—six times base salary; (2) named executive officers and other executives who file reports under Section 16 of the Exchange Act and certain other members of senior management designated from time to time—four times base salary; and (3) other designated members of senior operating management—three times base salary. Each executive has five years to comply with the guidelines, and stock options, SARs and unvested restricted shares/units do not count toward the requirement. See also "Director Compensation" for a description of share retention guidelines that require our non-employee directors to maintain designated levels of ownership of common shares of ACGL.
No Hedging Permitted. Under the insider trading policy included in our Code of Business Conduct, our named executive officers, other members of senior management and our directors are not permitted to engage in hedging activities with respect to the Company's securities. Specifically, these insiders may not engage in short sales, purchases on margin or buying or selling put options or call options with respect to our securities.
Options and SARs. Our plans do not permit granting of stock options or SARs at an exercise price below the closing price on the grant date and also do not allow for repricing or reducing the exercise price of a stock option or SAR. We also do not allow out-of-the-money options or SARs to be exchanged for cash or other property. We set the exercise price of stock options and SARs at the closing share price on the date of grant.
Certain Procedures Regarding Share-Based Compensation. The Committee approves all grants of share-based compensation to the named executive officers and other executives who file Section 16 reports with the SEC, and these awards also are generally approved by the full Board of Directors. The Committee approves annual share-based awards to other employees or, alternatively, may approve the size of the pool of such annual share-based awards to be granted to other employees, but may delegate to the chief executive officer and other members of senior management the authority to make and approve specific awards to other employees. In addition, the Committee has delegated to the chief executive officer or, in his absence, the chief financial officer, the authority to make and approve specific share-based awards to non-executives, principally new hires, who are not subject to Section 16 of the Exchange Act. The Committee reviews any grants made under this delegation on a regular basis.
It has been our practice to make annual grants of share-based compensation on the dates of regularly scheduled meetings of the full Board of Directors. Our process for establishing the grant date well in advance provides assurance that grant timing is not being manipulated for employee gain. It is our current intention to consider the determinations for annual grants on the date of the May meeting of our Board of Directors. Under our current practice, we have chosen the May meeting of our Board of Directors because we believe that more complete information will be publicly available at that time regarding the financial performance of our Selected Competitors and the related share-based awards granted by these companies for performance during the prior year, which will provide the Committee and the Board of Directors with additional useful data before making final determinations on share-based compensation. Generally, awards are granted to the named executive officers as part of the annual process, which encompassed 537 Company employees worldwide for awards granted in 2013 for 2012 performance. We may grant a small percentage of awards at other times throughout the year on the date of regularly scheduled meetings of the Committee or the full Board of Directors in connection with hiring or the promotion of an executive or special retention circumstances. In addition, pursuant to the delegation of authority by the Committee, the chief executive officer or, in his absence, the chief financial officer, may approve at other times grants of share-based awards to non-executive officers. In the case of a new hire, the awards have grant dates corresponding to the date the employment commences for the new hire.
Tax Considerations
Section 162(m).  Section 162(m) of the Code generally limits the deductible amount of annual compensation paid to the chief executive officer and three other most highly compensated executive officers (other than the chief financial officer) to no more than $1,000,000 each. Since ACGL will not generally be subject to United States income tax, the limitation on deductibility will not directly apply to it. However, the limitation would apply to a United States subsidiary of ACGL if it employs the chief executive officer or one of the three other most highly compensated executive officers (other than the chief financial officer). Qualified performance-based compensation will be excluded from the $1,000,000 limitation on deductibility. Our policy is to qualify, to the extent consistent with our compensation goals and programs, our executive officers' compensation for deductibility under applicable tax laws. Consistent with this policy, our Incentive Compensation Plan includes a provision pursuant to which payments under the plan may be deferred if it is necessary in order to avoid nondeductibility of the payments under Section 162(m) of the Code. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to our success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances due to the restrictions of Section 162(m). The Committee will review tax consequences as well as other relevant considerations in connection with compensation decisions.
Sections 409A and 457A.  Section 409A of the Code, which governs deferred compensation arrangements, generally provides that distributions of deferred compensation to our senior officers as a consequence of termination of employment may not be made sooner than six months after termination. Section 409A also made changes to a number of other areas, including the timing of elections and distributions with respect to deferred compensation. In late 2008, the Emergency Economic Stabilization Act added Section 457A of the Code. While Section 409A provides certain rules that must be complied with if deferred compensation arrangements are utilized, Section 457A generally prohibits U.S. taxpayers from deferring U.S. income tax on compensation attributable to services performed after December 31, 2008 for certain employers, including Bermuda-based employers such as ACGL and Arch Re (Bermuda). As a result, for periods on or after January 1, 2009, certain employees of ACGL and Arch Re (Bermuda), including Messrs. Iordanou, Lyons and Grandisson, are no longer permitted to participate in the non-qualified defined contribution retirement plan. As required by Section 457A, the non-qualified plan provides that compensation that has been previously deferred by these employees will be distributed on or before December 31, 2017, with the exception of Mr. Lyons. In lieu of pension and matching contributions previously provided to these former participants through the non-qualified plan, we provide comparable benefits to these participants in the form of current cash payments subject to taxation. In addition, in light of Section 457A, and in an effort to maintain comparable benefits for all employees, the Company has provided certain of its Bermuda-based employees who are U.S. taxpayers with the opportunity to receive a portion of their annual incentive bonus in the form of SARs or restricted shares. There is no matching or additional Company contributions associated with this election and, as a result, the Company will not incur any additional expense by providing this benefit.
Excise Tax Matters.  If payments contingent upon a change in control are made to officers in an amount that equals or exceeds three times the individual's "base amount" (generally, an average of the individual's taxable compensation for the five years preceding the year in which the change in control occurs), then (1) all amounts paid in excess of one times the base amount will be subject to a 20% excise tax payable by the employees who are U.S. taxpayers and (2) such excess amount will be nondeductible to U.S.-based employers (if applicable). In order to avoid an onerous result for the Company's executives under the excise tax rules and to avoid the loss of a tax deduction by the Company (if applicable), during 2008 the Company included a "modified cut back" provision in the Company's employment agreements for all executives for whom excise tax implications had not been otherwise addressed. Under the modified cut back provision, (1) the executive will have his/her expectations under the severance agreement more closely met (i.e., payments will be cut back only if he/she is better off than paying excise taxes); (2) the proposal does not result in the Company paying any additional amounts as there would be no gross-up payments; and (3) if the executive is cut back, the provisions could have the effect of preserving tax deductions that would have otherwise been lost. The modified cut back approach is consistent with the Company's existing policies as this provision is already included in the Company's Incentive Compensation Plan. See also "Employment Arrangements—Constantine Iordanou" for a description of excise tax arrangements included in Mr. Iordanou's employment agreement.
Committee Review
The Committee reviews the performance of, and approves the compensation paid to, the chief executive officer and the other named executive officers. The chief executive officer assists in the reviews of the named executive officers other than himself through making recommendations on goals and objectives, evaluating performance and making recommendations regarding compensation. With this input from the chief executive officer with respect to the other named executive officers, the Committee uses discretion in determining compensation for these officers.
The Committee meets in executive sessions (without management present) as necessary, particularly when administering any aspect of the compensation program for the chairman and chief executive officer of ACGL. Compensation matters in respect of the chairman and chief executive officer of ACGL, the chief financial officer of ACGL and the general counsel of Arch Capital Services Inc. are subject to ratification by the Board of Directors.
In determining the amount of named executive officer compensation each year, the Committee reviews overall corporate performance, the performance of the business unit or function that the executive leads and an assessment of each executive's performance. In connection with establishing levels of base salary, annual incentives, long-term incentives and benefits, the Committee reviews annual reports on Form 10-K, proxy statements and other publicly available information for a representative sample of publicly-traded insurers and reinsurers which we believe compete directly with us for executive talent (the "Selected Competitors"). Many of these Selected Competitors are of generally similar size and have generally similar numbers of employees, product offerings and geographic scope.
Currently, the Selected Competitors are: ACE Limited, AXIS Capital Holdings Limited, Endurance Specialty Holdings Ltd., Everest Re Group, Ltd., PartnerRe Ltd., Platinum Underwriters Holdings, Ltd., RenaissanceRe Holdings Ltd., Validus Holdings Ltd., W.R. Berkley Corporation and XL Group plc.

2013 Compensation Decisions
The specific compensation decisions made for each named executive officer for 2013 reflect the performance of the Company against key financial and operational measurements. In evaluating the performance of the Company, we focused on two main benchmarks, operating return on average common equity, which measures the generation of earnings and the efficient use of capital, and growth in book value per share, which creates long-term value for shareholders. We believe that we performed well against both benchmarks in 2013 as insurance and reinsurance market conditions continued to improve. Operating return on average common equity was 11.7% in 2013, up from 7.7% in 2012. Book value per common share was $39.82 at the end of 2013, a 10.0% increase from $36.19 at the end of 2012, which reflected our strong operating performance.
Other performance measures also indicated favorable results. After-tax operating income available to shareholders was $595.7 million, or $4.39 per share, in 2013, a per share increase of 72.8% from 2012. The Company’s combined ratio under GAAP, a measure of our underwriting performance, improved to 85.9% in 2013, compared to 95.4% in 2012. Based on the Company's ability to access new opportunities during 2013, we increased gross premiums written to $4.2 billion in 2013, an increase of 8.5% compared to 2012, and our net premiums written to $3.35 billion, a 9.8% increase over 2012.
Our investment portfolio grew, with total investable assets reaching $14.05 billion at December 31, 2013, a 7.7% increase from the prior year. This growth reflected the positive impact of operating cash flow, investment income and additional capital raised through the sale of senior notes, partly offset by share repurchases and declines in market values for many fixed income securities due principally to a rise in interest rates during the year. In 2013, the portfolio generated $267.2 million of net investment income, or $1.97 per share, down 9.4% from 2012 on a per share basis. We manage the portfolio with a focus on total return, since total return contributes directly to our goal of increasing book value per share. Total return - which consists of net investment income, net realized gains and losses, changes in unrealized gains and losses, and equity in the net income or losses of investment funds accounted for using the equity method, was 1.28% in 2013, compared with 5.88% in 2012, but outperformed the benchmark index.
In addition, the Company maintained its “A+” or equivalent financial strength ratings from the four major rating agencies, with a stable outlook in each case.
Please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our 2013 Annual Report for an analysis of our financial and operational performance during 2013. After-tax operating income available to common shareholders, a non-GAAP financial measure, is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and loss on repurchase of preferred shares, net of income taxes. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) is included in our 2013 Annual Report.
Consistent with our philosophy of emphasizing variable, performance-based compensation, the base salaries for 2014 for our named executive officers of the Company were not increased from 2013 levels.
In determining the performance-based compensation of our chief executive officer and other named executive officers, the Committee reviewed the estimated bonus pool determined under the Formula Approach included in our Incentive Compensation Plan. These calculations are based on ROE targets for the current and prior underwriting years. For each underwriting year, the bonus pool is recalculated annually as actual underwriting results emerge, and any resultant payments are made to the participants over a 10-year development period.
With respect to the performance-based portion of Mr. Iordanou's compensation, the Committee also evaluated Mr. Iordanou's contributions toward creation and enhancement of shareholder value by considering a number of factors, including the Company's financial results achieved under his leadership over both the short-term and the long-term. The Committee focused on the fact that the Company continues to maintain underwriting discipline throughout the market cycle and also reviewed the Company’s pursuit of strategic initiatives under Mr. Iordanou, including the recent expansion of the Company’s existing mortgage insurance and reinsurance capabilities. The Committee did not apply a formula or assign performance measures relative weights but made a subjective determination after considering these measures collectively.
In light of the Committee’s assessment, and as a result of his performance, Mr. Iordanou received a bonus of $4,500,000 for his performance in 2013. Under an election program offered by the Company, Mr. Iordanou elected to receive 100% of his bonus in the form of SARs on terms provided under the election, namely, 302,555 fully vested SARs exercisable for a 10-year period. The per share exercise price is $56.12, which was the closing price on the date of grant, and the SAR was valued in the same manner as valued for financial reporting purposes. In May 2013, Mr. Iordanou also was granted long-term incentive awards in the form of 70,930 restricted common shares and 70,930 SARs with a per share exercise price of $53.53, each of which will vest in three equal annual installments commencing on the first anniversary of the grant date. These awards, which are reflected in the “Summary Compensation Table,” were awarded following an assessment of Mr. Iordanou’s performance during 2012. As noted above, the Committee expects to consider determinations for share-based compensation for 2013 performance at meetings scheduled to be held in May 2014.
In determining the performance-based compensation of our other named executive officers, the Committee evaluated overall performance of the Company and their contributions to that performance, as well as the performance of the business or function that each named executive officer leads. The Committee did not apply a formula or assign performance measures relative weights but made a subjective determination after considering these measures collectively.
With respect to Mr. Lyons, the Committee reviewed his key roles in financial reporting, enterprise risk management, regulatory matters and capital management. In addition, the Committee considered that the other aspects of the financial function for the Company, which involved, among other things, investor relations, capital raising activities and ratings agency matters, performed well under Mr. Lyons' leadership.
In determining the performance-based compensation of Messrs. Grandisson and McElroy, who oversee the Company's reinsurance operations and insurance operations, respectively, the Committee reviewed the profitability of the reinsurance group and the insurance group, including their respective groups' effectiveness in managing the underwriting cycle. As part of that analysis, the Committee reviewed the estimated bonus pool determined under the Formula Approach for the 2013 and prior underwriting years, which is based on various ROE targets. In reviewing these calculations, the Committee recognized that the estimated bonus pool provides only a current indication of underwriting performance as the bonus pool for the underwriting year will be recalculated annually over a 10-year development period as actual results emerge. The Committee also reviewed Mr. Grandisson's and Mr. McElroy's oversight of key operational matters for their respective groups, including those relating to overall management, including expense management, risk management and infrastructure. In addition, the Committee considered the Company's pursuit of strategic initiatives under the leadership of Mr. Grandisson and Mr. McElroy, which initiatives will provide us with opportunities to access new sources of business over the long term and further develop our existing businesses.
In determining the performance-based portion of Mr. Hutchings' compensation, the Committee reviewed the performance of the Company's internal and external investment portfolios and Mr. Hutchings' oversight with respect to increasing the Company's allocations to emerging market and global multi-asset funds and equity securities. In addition, the Committee reviewed a number of other factors, including Mr. Hutchings' role in increasing the staffing and expanding the capabilities of the Company's internal investment function.
In light of these assessments, the named executive officers received the following annual incentive cash bonuses for performance during 2013: Mr. Lyons-$1,200,000; Mr. Grandisson-$2,500,000; Mr. McElroy-$900,000; and Mr. Hutchings-$750,000. Under an election program offered by the Company, Mr. Lyons elected to receive 40% of his bonus in the form of SARs on terms provided under the election, namely, 32,272 fully vested SARs exercisable for a 10-year period. The per share exercise price is $56.12, which was the closing price on the date of grant, and the SAR was valued in the same manner as valued for financial reporting purposes. In addition, in May 2013, these named executive officers were granted the following long-term incentive share-based awards (with the same principal terms included in Mr. Iordanou’s May 2013 grants, as described above): Mr. Lyons-12,000 SARs and 12,000 restricted common shares; Mr. Grandisson-17,700 SARs and 17,700 restricted common shares; Mr. McElroy-8,500 SARs and 8,500 restricted common share units; and Mr. Hutchings-12,547 SARs and 12,547 restricted common shares. These share-based awards, which are reflected in the “Summary Compensation Table,” were awarded following an assessment of the executives’ performance during 2012. As noted above, the Committee expects to consider determinations for share-based compensation for 2013 performance at meetings scheduled to be held in May 2014.

As indicated above, and consistent with the Committee’s general compensation philosophy for senior executives, compensation for the named executive officers was weighted significantly towards performance-based compensation in the form of a cash annual incentive bonus payment and share-based awards. Specifically, in 2013, for our named executive officers, we allocated compensation as follows: (1) base salaries ranging from approximately 10% to 29% of total compensation and (2) variable, performance-based compensation, in the form of annual cash incentive bonuses and long-term incentive share-based awards, ranging from approximately 71% to 90% of total compensation. For this purpose, the percentages are based on total compensation that includes the base salary and cash annual incentive bonus payments described above and the full grant date value of the share-based awards issued in 2013 as calculated in accordance with prescribed accounting rules.

Report of the Compensation Committee on the Compensation Discussion and Analysis
The Committee reviewed and discussed the "Compensation Discussion and Analysis" section included in this proxy statement with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" section be included in the 2013 Annual Report and this proxy statement for filing with the SEC.

COMPENSATION COMMITTEE John L. Bunce, Jr. (chairman) Kewsong Lee James J. Meenaghan Deanna M. Mulligan Robert F. Works

Summary Compensation Table
The following table provides information concerning the compensation for services in all capacities earned by the named executive officers for fiscal year 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compen-sation ($)		Total ($)
Constantine Iordanou	2013	1,000,000	4,500,000	(2)	3,796,883	947,327	—	—	905,310	(3)	11,149,520
Chairman of the Board, President and Chief Executive Officer of ACGL and Class II Director of ACGL	2012	1,000,000	3,750,000	(2)	3,896,580	1,001,698	—	—	769,805		10,418,083
	2011	1,000,000	3,150,000	(2)	3,393,504	975,874	—	—	768,034		9,287,412
Mark D. Lyons (4)	2013	700,000	1,200,000	(2)	642,360	160,270	—	—	410,296	(5)	3,112,926
Executive Vice President, Chief Financial Officer, Chief Risk Officer and Treasurer of ACGL	2012	566,667	950,000		3,701,940	977,389	—	—	301,102		6,497,098
	2011	500,000	910,000		640,956	184,320	—	—	203,103		2,438,379
Marc Grandisson	2013	625,000	2,500,000		947,481	236,398	—	—	374,211	(6)	4,683,090
Chairman and Chief Executive Officer of Arch Worldwide Reinsurance and Mortgage Groups	2012	625,000	1,750,000		2,397,540	630,659	—	—	359,240		5,762,439
	2011	625,000	1,400,000		813,912	234,058	—	—	360,260		3,433,230
David H. McElroy (7)	2013	600,000	900,000		455,005	113,524	—	—	184,842	(8)	2,253,371
Chairman and Chief Executive Officer of Arch Worldwide Insurance Group	2012	500,000	500,000		1,095,092	292,276	—	—	874,052		3,261,420

W. Preston Hutchings	2013	450,000	750,000		671,641	167,575	—	—	63,886	(9)	2,103,102
President of Arch Investment Management Ltd. and Senior Vice President and Chief Investment Officer of ACGL	2012	450,000	900,000		1,334,809	350,003	—	—	62,321		3,097,133
	2011	450,000	720,000		569,738	163,840	—	—	70,496		1,974,074
_______________________________________________________________________________

(1)
The amounts shown in these columns represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 Compensation—Stock Compensation, excluding the effect of forfeitures. We have computed the estimated grant date fair values of share-based compensation related to stock options using the Black-Scholes option valuation model having applied the assumptions set forth in the notes accompanying our financial statements. See note 17, "Share-Based Compensation," of the notes accompanying our consolidated financial statements included in our 2013 Annual Report.

(2)
Mr. Iordanou elected to receive 100%, 100% and 50%, respectively, of his approved bonuses for 2013, 2012 and 2011 in the form of SARs under elections provided by the Company for Bermuda-based employees. On February 28, 2014, February 28, 2013 and February 29, 2012, Mr. Iordanou was awarded 302,555 SARs, 300,187 SARs and 161,636 SARs, respectively, with a value equal to $4.5 million, $3.75 million and $1.575 million, respectively. In addition, Mr. Lyons elected to receive 40% of his 2013 bonus in the form of SARs on terms provided under the election, and on February 28, 2014, Mr. Lyons was awarded 32,272 SARs with a value equal to $480,000. The SARs awarded to Messrs. Iordanou and Lyons are fully vested and will expire 10 years from the date of grant.

(3)
The amount for Mr. Iordanou includes: (a) contributions to our defined contribution plans of $31,290 and payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan of $108,025, which, due to applicable tax laws, was made outside the plan; (b) a housing allowance in Bermuda of $129,191; (c) incremental costs to the Company of $186,695 resulting from the use of Company-provided aircraft for commuting to the Company's offices; (d) payment of Bermuda social insurance in the amount of $1,668; and (e) an aggregate of $383,356 for additional payments to reimburse the executive for approximate amounts of additional tax liability with respect to the following: commuting costs, family travel and home leave policies, certain club dues, Bermuda social insurance, automobile allowance, tax preparation services and housing allowance. The tax reimbursement payments are subject to adjustment—up or down—based upon the executive's final tax return filed for the year (accordingly, such amount recorded for 2012 has been adjusted). The calculation of the incremental cost for Company-provided aircraft use is based on the variable operating costs to the Company for each flight, including hourly charges, fuel variable charges and applicable international fees. In addition, the total amount also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Iordanou: an automobile allowance, commercial jet commuting, tax preparation services, club dues, and life insurance premiums.

Many of the above listed benefits are provided to expatriates residing in Bermuda. For a description of these benefits and the Company's other employee benefits programs, please see "Compensation Discussion and Analysis—Elements of Compensation Program—Benefits."

(4)
Effective September 1, 2012, Mr. Lyons was promoted to Executive Vice President, Chief Financial Officer, Chief Risk Officer and Treasurer of ACGL. The compensation information provided in the above table for 2012 represents the full year. Mr. Lyons’ base salary was increased to $700,000 from $500,000 in connection with his promotion.

(5)
The amount for Mr. Lyons includes: (a) $31,290 in contributions to our defined contribution plans and payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan of $64,525, which, due to applicable tax laws, was made outside the plan; (b) a housing allowance in Bermuda of $88,025; (c) payment of Bermuda social insurance in the amount of $1,668; and (d) an aggregate of $164,772 for additional payments to reimburse the executive for approximate amounts of additional tax liability with respect to the following: commuting costs, family travel, home leave policies, Bermuda social insurance, tax preparation services and housing allowance. The tax reimbursement payments are subject to adjustment—up or down—based upon the executive's final tax return filed for the year (accordingly, such amount recorded for 2012 has been adjusted). In addition, the total amount also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Lyons: commercial jet and use of Company-provided aircraft for commuting to the Company’s offices, tax preparation services, and life insurance premiums.

Many of the above listed benefits are provided to expatriates residing in Bermuda. For a description of these benefits and the Company's other employee benefits programs, please see "Compensation Discussion and Analysis—Elements of Compensation Program—Benefits."

(6)
The amount for Mr. Grandisson includes: (a) contributions to our defined contribution plans of $20,000 and payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan of $53,650, which, due to applicable tax laws, was made outside the plan; (b) a housing allowance in Bermuda of $199,862; (c) fees for children's schooling of $57,355; and (d) payment of Bermuda social insurance in the amount of $1,668. In addition, the amount also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Grandisson: family travel and home leave policies, an automobile allowance, tax preparation services, club dues and life insurance premiums.

Many of the above listed benefits are provided to expatriates residing in Bermuda. For a description of these benefits and the Company's other employee benefits programs, please see "Compensation Discussion and Analysis—Elements of Compensation Program—Benefits."

(7)
Mr. McElroy was promoted to Chairman and Chief Executive Officer of Arch Worldwide Insurance Group on September 1, 2012. The compensation information provided in the above table for 2012 represents the full year. Mr. McElroy’s base salary was increased to $600,000 from $450,000 in connection with his promotion.

(8)
The amount for Mr. McElroy includes: (a) $81,315 in contributions to our defined contribution plans; (b) a housing allowance of $43,006; and (c) $38,128 in additional payments to reimburse the individual for approximate amounts of additional tax liability for housing and commuting costs. In addition, the amount also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. McElroy: commuting costs to the Company's offices and life insurance premiums.

For a description of the Company's employee benefits programs, please see "Compensation Discussion and Analysis—Elements of Compensation Program—Benefits."

(9)
The amount for Mr. Hutchings includes: (a) contributions to our defined contribution plans of $20,000 and payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan of $28,275, which payment was made outside the plan; and (b) payment of Bermuda social insurance in the amount of $1,668. In addition, the amount also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Hutchings: club dues and life insurance premiums. Mr. Hutchings' base salary is paid to him in Bermuda dollars, which are convertible into U.S. dollars at a rate of 1:1.

For a description of the Company's employee benefits programs, please see "Compensation Discussion and Analysis—Elements of Compensation Program—Benefits."
Grants of Plan-Based Awards
The following table provides information concerning grants of share-based awards made to our named executive officers in fiscal year 2013:

					All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date
Constantine Iordanou	5/9/2013	—		—	—	70,930	53.53	947,327
	5/9/2013	—		—	70,930	—	—	3,796,883
	2/28/2013	—		—	—	300,187	49.12	3,749,996
Mark D. Lyons	5/9/2013	—	—	—	—	12,000	53.53	160,270
	5/9/2013	—	—	—	12,000	—	—	642,360
Marc Grandisson	5/9/2013	—		—	—	17,700	53.53	236,398
	5/9/2013	—		—	17,700	—	—	947,481
David H. McElroy	5/9/2013	—	—	—	—	8,500	53.53	113,524
	5/9/2013	—	—	—	8,500	—	—	455,005
W. Preston Hutchings	5/9/2013	—		—	—	12,547	53.53	167,575
	5/9/2013	—		—	12,547	—	—	671,641
_______________________________________________________________________________

(1)	All of the grants indicated above were awarded under the 2012 Long Term Incentive and Share Award Plan in the form of share-settled SARs and restricted share awards.
The May 2013 awards will vest over a three-year period. The SARs were granted at the closing price of the shares on the date of grant and, subject to the award agreements, will expire 10 years from the grant date. Such restricted share awards shown in the table above were granted in the form of restricted common shares, except for Mr. McElroy's award, which was granted in the form of restricted common share units of which a portion will be settled in common shares after the termination of his employment as provided in the award agreement and a portion will be distributed on the applicable future vesting dates.
In addition, Mr. Iordanou elected to receive 100% of his approved bonus for 2012 in the form of SARs under an election provided by the Company for Bermuda-based employees. On February 28, 2013, Mr. Iordanou was awarded 300,187 SARs. The SARs are fully vested and will expire 10 years from the date of grant. The value of this SAR is reflected in the "Summary Compensation Table" in the "Bonus" column for 2012.

(2)
The amounts shown in this column represent the grant date fair value of the underlying award computed in accordance with accounting guidance governing share-based compensation arrangements as discussed in note 17, "Share-Based Compensation," of the notes accompanying our consolidated financial statements included in our 2013 Annual Report.

Outstanding Equity Awards at 2013 Fiscal Year-End
The following table provides information concerning unexercised options and stock that has not vested for each named executive officer outstanding as of December 31, 2013.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Constantine Iordanou	360,000	(4)	—	—	13.00	9/22/2014	171,618	10,243,878	—	—
	450,000	(5)	—	—	18.76	2/23/2016
	135,000	(5)	—	—	23.71	5/11/2017
	135,000	(5)	—	—	23.10	5/9/2018
	114,750	(5)	—	—	19.29	5/6/2019
	212,253	(5)	—	—	24.67	2/25/2020
	126,000	(5)	—	—	25.01	5/5/2020
	66,710		33,355	—	33.91	5/6/2021
	161,636		—	—	37.05	2/28/2022
	33,667		67,333	—	38.58	5/9/2022
	300,187		—	—	49.12	2/28/2023
	—		70,930	—	53.53	5/9/2023
Mark D. Lyons	12,000		—	—	13.00	9/22/2014	100,300	5,986,907	—	—
	60,000		—	—	18.76	2/23/2016
	90,000		—	—	19.88	8/2/2016
	25,050		—	—	23.71	5/11/2017
	25,050		—	—	23.10	5/9/2018
	22,800		—	—	19.29	5/6/2019
	24,000		—	—	25.01	5/5/2020
	12,600		6,300	—	33.91	5/6/2021
	6,000		12,000	—	38.58	5/9/2022
	—		60,000	—	40.10	9/6/2022
	5,000		10,000	—	40.10	9/6/2022
	—		12,000	—	53.53	5/9/2023
Marc Grandisson	232,793		—	—	18.35	11/15/2015	75,966	4,534,411	—	—
	60,000		—	—	18.76	2/23/2016
	31,350		—	—	23.71	5/11/2017
	30,000		—	—	23.10	5/9/2018
	22,800		—	—	19.29	5/6/2019
	30,000		—	—	25.01	5/5/2020
	16,000		8,000	—	33.91	5/6/2021
	8,334		16,666	—	38.58	5/9/2022
	—		33,600	—	42.65	11/12/2022
	—		17,700	—	53.53	5/9/2023

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David H. McElroy	22,500		—	—	19.35	6/8/2019	36,500	2,178,685	—	—
	13,500		—	—	25.01	5/5/2020
	2,800		1,400	—	33.91	5/6/2021
	800		1,600	—	38.58	5/9/2022
	—		25,000	—	40.10	9/6/2022
	—		8,500	—	53.53	5/9/2023
W. Preston Hutchings	100,000	(6)	—	—	15.11	7/1/2015	45,447	2,712,731	—	—
	18,000	(6)	—	—	18.76	2/23/2016
	15,750		—	—	23.71	5/11/2017
	18,000		—	—	23.10	5/9/2018
	15,300		—	—	19.29	5/6/2019
	16,500		—	—	25.01	5/5/2020
	11,200		5,600	—	33.91	5/6/2021
	5,600		11,200	—	38.58	5/9/2022
	—		16,100	—	42.65	11/12/2022
	—		12,547	—	53.53	5/9/2023
_____________________

(1)
Each of the above stock options and SARs, as applicable, vest in three equal annual installments commencing on the first anniversary of the grant date, except for the awards granted in November 2012 and 60,000 SARs and 25,000 SARs, respectively, granted on September 6, 2012 to Messrs. Lyons and McElroy. Such awards will cliff vest on the fifth anniversary of the grant date. All of such options and SARs will expire 10 years from the date of grant (subject to the terms of the award agreements).

(2)
The above restricted share or unit awards vest in three equal annual installments commencing on the first anniversary of the grant date, except for the awards granted in November 2012 and 60,000 restricted shares and 25,000 restricted units, respectively, granted on September 6, 2012 to Messrs. Lyons and McElroy. Such awards will cliff vest on the fifth anniversary of the grant date. In addition, (i) Mr. Lyons' awards granted in May 2008 and 2009 and (ii) Mr. McElroy's awards granted in September 2012 and May 2013 were in the form of restricted common share units and will be settled in common shares after the termination of employment as provided in the award agreements. Mr. Lyons' awards granted in May 2010, 2011 and 2012 were also granted in the form of restricted common share units, a portion of such units will be settled in common shares after the termination of his employment as provided in the award agreements and the balance will be settled in common shares on the applicable future vesting dates.

(3)	Market value of unvested shares or units on an aggregate basis are valued as of December 31, 2013 in accordance with applicable SEC rules.

(4)	Such stock options were transferred, other than for value, to trusts for the benefit of Mr. Iordanou’s children, for which he is not a trustee.

(5)	As of December 31, 2013, such stock option awards had been transferred other than for value to a grantor retained annuity trust.

(6)	Each stock option award has been transferred other than for value to a company which is owned by a family trust, with Mr. Hutchings, his spouse and their children as beneficiaries.

Option Exercises and Stock Vested
The following table provides information concerning each exercise of stock options and each vesting of stock during fiscal year 2013 for the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Constantine Iordanou	—	—	109,022	5,803,162
Mark D. Lyons (2)	46,000	1,979,413	25,298	1,346,671
Marc Grandisson	7,207	253,442	26,333	1,401,786
David H. McElroy	—	—	6,700	355,660
W. Preston Hutchings	—	—	16,699	889,309
_______________________________

(1)	We computed the dollar amount realized upon vesting by multiplying the number of shares by the market value of the underlying shares on the vesting date.

(2)
Includes restricted common share units that vested and will be settled in common shares after the termination of his employment as provided in the award agreement. See "Non-Qualified Deferred Compensation."

Non-Qualified Deferred Compensation
The Company maintains tax-qualified and non-qualified defined contribution plans but does not maintain any defined benefit retirement or pension plans. The following table provides information with respect to our defined contribution plans that provide for deferral of compensation on a basis that is not tax-qualified:

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($)
Constantine Iordanou	—		—		4,567,969	—		22,132,262	(1)
	—		—		830,573	—		3,163,809	(2)
Mark D. Lyons	—		—		199,868	2,995	(5)	1,509,056	(1)
	—		—		1,358,934	—		5,176,436	(2)
Marc Grandisson	—		—		—	—		—
David H. McElroy	103,500	(3)	50,025	(4)	69,968	—		533,537	(1)
	—		455,005	(2)	444,110	—		1,999,615	(2)
W. Preston Hutchings	—		—		—	—		—
__________________________

(1)
Includes the following amounts which we also included in the "Summary Compensation Table" for fiscal year 2013 or in prior years: Mr. Iordanou—$14,001,423; Mr. Lyons—$1,610,929; and Mr. McElroy—$264,775.

(2)
Indicates the value of restricted common share units that will be settled in common shares after the termination of employment (or December 31, 2017, if earlier, in the case of Mr. Iordanou) as provided in the applicable award agreements. In addition, in connection with Mr. Lyons' promotion to chief financial officer of ACGL in 2012, 22,028 restricted common share units previously granted to Mr. Lyons that would have been settled in common shares after his termination of employment will be distributed on the applicable future vesting dates set forth in the award agreements. The amounts indicated in the "Registrant Contributions in Last FY" column for Mr. McElroy are based on the closing price of ACGL's common shares on the date of grant, May 9, 2013. Such amounts have been included in the "Summary Compensation Table" for fiscal year 2013 in the "Stock Awards" column. The amounts indicated in the "Aggregate Balance at Last FYE" column are based on the closing price of ACGL's common shares on December 31, 2013 and have been included in the "Summary Compensation Table" for fiscal year 2013 or prior years: Mr. Iordanou—$500,000; Mr. Lyons—$2,155,217; and Mr. McElroy—$1,457,505.

(3)	This amount was deferred by the named executive officer and is also included in the "Summary Compensation Table" in the "Salary" column for 2013.

(4)	All of such contributions by the Company are also included in the "Summary Compensation Table" for fiscal year 2013 in the "All Other Compensation" column.

(5)	The amount represents a distribution based on an irrevocable payout election made by the named executive officer in accordance with the terms of the deferred compensation plan.
The Company maintains an Executive Supplemental Non-Qualified Savings and Retirement Plan. Under this plan, participants may defer eligible base salary in excess of the compensation limit imposed by the Code ("Excess Compensation") (for 2013, base salary in excess of $255,000, which amount has been increased to $260,000 for 2014) and, with respect to the eligible named executive officers, the Company provides matching contributions on these deferrals in amounts equal to 100% of the first 3% of salary contributed to the plan and 50% of the next 3% of salary contributed to the plan. The Company also makes pension-like contributions on behalf of the eligible named executive officers in an amount equal to 10% of Excess Compensation. In addition, the named executive officers may defer up to 100% of annual bonus paid each year and these bonus deferral contributions are not eligible for matching contributions by the Company. Until distribution, the contributions and any earnings are held in an irrevocable trust known as a "rabbi trust" by an independent trustee, and the trust assets remain subject to the Company's creditors. The participants may elect to have their contributions under the plan deemed to be invested among certain permissible mutual fund options. The plan provides that, as soon as practicable following retirement, death or other termination of employment, but subject to any delay required by the Code, all benefits under the plan will be distributed either in a single lump sum in cash or, if elected, in installments over a period not to exceed 10 years.
As indicated above, Section 457A of the Code generally prohibits U.S. taxpayers from deferring U.S. income tax on compensation attributable to services performed after December 31, 2008 for certain employers, including Bermuda-based employers such as ACGL and Arch Re (Bermuda). As a result, for periods on or after January 1, 2009, certain employees of ACGL and Arch Re (Bermuda), including Messrs. Iordanou, Lyons and Grandisson are no longer permitted to participate in the non-qualified defined contribution retirement plan. In addition, and as required by Section 457A, the non-qualified plan provides that compensation that has been previously deferred by these employees will be distributed on or before December 31, 2017. In lieu of pension and matching contributions previously provided to these former participants through the non-qualified plan, we have provided comparable benefits to these participants in the form of current cash payments subject to tax. Such cash payments have been included in the "Summary Compensation Table" in the "All Other Compensation" column for fiscal years 2013, 2012 and 2011.
Employment Arrangements
Set forth below is a summary of the material terms of the employment arrangements with each of the named executive officers.
Constantine Iordanou
In November 2007, ACGL and Constantine Iordanou entered into an employment agreement pursuant to which Mr. Iordanou agreed to serve as ACGL's President and Chief Executive Officer. The agreement provides that it will be automatically extended for successive one-year periods after the current term unless either ACGL or Mr. Iordanou gives at least 12 months notice of the intention not to renew. Such notice would be required by November 2014 in order to terminate the agreement in November 2015.
Mr. Iordanou's employment agreement provides for an annual base salary of $1,000,000, which is subject to review annually for increase at the discretion of the Board of Directors. Mr. Iordanou is eligible to participate in an annual bonus plan on terms established from time to time. The target rate for the annual cash bonus is 100% of his annual base salary. Mr. Iordanou is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance; the cost of preparation of annual tax returns and associated tax planning on a basis no less favorable than such arrangements provided to similarly situated senior executives residing in Bermuda; and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expense reimbursement, payroll tax reimbursements and automobile allowance. Since Mr. Iordanou relocated to Bermuda, his employment agreement also provides for the use of any private aircraft owned or leased by the Company or such other reasonably comparable air transportation for travel between Bermuda and the New York Metropolitan area. In addition,

Mr. Iordanou is entitled to an amount equal to the excess, if any, of the amount of income and employment taxes payable by him to Bermuda, New York and any other governmental taxing authority over the amount that would have been payable by him had he resided in New York for the entire calendar year. The effect of this provision is that ACGL will reimburse Mr. Iordanou for taxes imposed on the Bermuda-related benefits provided to him as described in footnote (3) in the "Summary Compensation Table." ACGL is not reimbursing him for any state or other taxes except taxes on benefits typically provided to expatriates working in Bermuda. The agreement also provides that, during the employment period, ACGL will use its best efforts to cause Mr. Iordanou to be elected to our Board of Directors.
The agreement provides that if Mr. Iordanou's employment is terminated by his death, his estate will receive a prorated portion of his bonus that would have been paid for the year of his death and an amount equal to two times the sum of his base salary and target annual bonus payable in a lump sum, but offset by life insurance proceeds received by his estate from coverage provided by the Company. His agreement also provides that if his employment is terminated due to his permanent disability, he will receive a prorated portion of his bonus that would have been paid for the year in which he becomes disabled, as determined by the Board of Directors, and an amount per annum equal to 40% of his base salary during the period beginning on the date of his permanent disability up to the month in which he reaches age 65, offset by any proceeds scheduled to be received from any disability insurance coverages provided by the Company, such amount to be paid in equal monthly installments, provided, that all installments otherwise scheduled to be made after the first anniversary of termination will instead be made on such first anniversary. The agreement further provides that if we terminate Mr. Iordanou's employment without cause or he resigns for good reason, he will receive a prorated portion of his bonus that would have been paid for the year of his termination and an amount equal to two times the sum of his base salary and target annual bonus payable in 18 equal installments, the first nine of which will be paid monthly over nine months and the last nine of which will be paid in a lump sum on the nine-month anniversary of termination (subject to six month deferral as required under Section 409A of the Code). Mr. Iordanou's and his spouse's major medical insurance coverage benefits pursuant to his employment agreement will continue for 18 months after the date of termination in the event that (1) his employment ends due to death or permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason (or until such time as he has major medical insurance coverage under the plan of another employer). The agreement also provides that if Mr. Iordanou's employment is terminated by us for cause or he resigns other than for good reason, he will receive his base salary through the date of termination.
Mr. Iordanou has agreed that, during the employment period and for the period of 18 months after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist as of the date of termination, within any geographical area in which ACGL or any of its subsidiaries engage in such businesses. If we terminate Mr. Iordanou's employment without cause or he terminates for good reason, the term of his non-competition period will extend only as long as he is receiving severance benefits provided for under his employment agreement under such circumstances. However, in the event of termination due to expiration of the term of the agreement or by reason of Mr. Iordanou's resignation other than for good reason, the non-competition period will continue beyond his termination date for up to 18 months only if the Company so elects and (1) pays Mr. Iordanou an amount equal to two times the sum of his annual base salary and target annual bonus (prorated for the period selected by the Company) in 18 equal installments, the first 12 of which will be paid monthly and continuing monthly thereafter through the month that includes the first anniversary of the separation from service and the last six of which will be paid on the first anniversary of the separation from service (subject to six month deferral as required under Section 409A of the Code); and (2) provides medical benefits for the selected period. Mr. Iordanou also agreed that he will not, for an 18-month period following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.
In addition, in the event of a change in control, the agreement provides for a gross-up payment to reimburse Mr. Iordanou for any excise tax under Code Section 4999 as well as any additional income, excise and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% nondeductible excise tax on the recipient of an "excess parachute payment" and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment. The agreement provides that any payments contingent on a change of control will be reduced by an amount equal to the lesser of (1) the smallest amount possible such that no payment would be treated as a "parachute payment" under Section 280G of the Code and (2) $2,500,000. Notwithstanding the foregoing provision, if, without regard to any gross-up payment and without any reduction in payments, the net amount retained by Mr. Iordanou, after subtracting from the payments otherwise to be made all taxes imposed thereon, would exceed the after-tax amount that would be retained by him with the gross-up payment and after the reduction described above, then no reduction in payments will be made and no gross-up payment will be made. The agreement also provides for indemnification of Mr. Iordanou to the fullest extent permitted by applicable law and the Company's governing instruments in connection with suits or proceedings arising by reason of the fact that he is or was a director, officer or employee of the Company. The Company has also agreed to pay reasonable legal fees incurred by Mr. Iordanou as result of any dispute or contest with the Company regarding the agreement, unless the Company substantially prevails on all material causes of action in the dispute or contest.
Mark D. Lyons
ACGL and Mr. Lyons entered into an employment agreement with a term extending through September 1, 2015. The agreement will be automatically extended for additional one-year periods, unless we or Mr. Lyons gives notice at least 180 days prior to the expiration of the original term or any extended term. The agreement provides for an annual base salary of $700,000, and the target rate for the annual cash bonus is 100% of the annual base salary. Mr. Lyons is eligible to receive annual cash bonuses and share-based awards at the discretion of the Board and is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance, the cost of preparation of annual tax returns and associated tax planning, and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses, payroll tax reimbursements and automobile allowance. His agreement also provides that the Company will reimburse him, on an after-tax basis, for his reasonable expenses incurred in traveling between Bermuda and the United States. In addition, Mr. Lyons is entitled to an amount equal to the excess, if any, of the amount of income and employment taxes payable by him to Bermuda, Illinois and any other governmental taxing authority over the amount that would have been payable by him had he resided in Illinois for the entire calendar year. The effect of this provision is that ACGL will reimburse Mr. Lyons for taxes imposed on the Bermuda-related benefits provided to him as described in footnote (5) in the "Summary Compensation Table." In addition, upon the termination of his employment for any reason, ACGL will reimburse him for reasonable expenses incurred by him for the cost of relocating his household items to the United States and airfare for Mr. Lyons and his family to return to the United States.
The agreement provides that if Mr. Lyons' employment is terminated without cause or for good reason, he will be entitled to receive an amount equal to: the greater of (1) 18 months of his base salary and (2) the total remaining base salary for the employment period which would have been paid to him under his employment agreement if the employment period had not been so terminated, payable over 12 months. The agreement also provides that if Mr. Lyons' employment is terminated for cause, as a result of his resignation or leaving employment other than for good reason, as a result of death or permanent disability, or by written notice of the intention not to renew the agreement by us or Mr. Lyons, he (or his estate) will be entitled to receive his base salary through the date of termination. The agreement further provides that if Mr. Lyons' employment is terminated by reason of death or permanent disability, he (or his estate) will also be entitled to receive a prorated portion of his target annual bonus (offset by any proceeds received from any insurance coverages provided by the Company), such amount would be paid to him by no later than March 15th of the calendar year following the calendar year of such termination of employment. For such purposes, the annual bonus will not be less than the average annual bonus received for the preceding three years. Mr. Lyons' major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination (or until he is provided by another employer with benefits substantially comparable, with no pre-existing condition limitations, to the benefits provided by such plan) in the event that (a) his employment ends due to permanent disability, (b) he is terminated other than for cause or (c) he resigns for good reason.
Mr. Lyons has agreed that, during the employment period and for a period of one year after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. Mr. Lyons also agreed that he will not, for a period of one year following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.
In connection with his promotion, on September 6, 2012, Mr. Lyons was granted certain share-based awards. These awards are outlined above in the "Summary Compensation Table," and the terms of the related award agreements are described below under "Share-Based Award Agreements."
Marc Grandisson
Under an employment agreement, Marc Grandisson serves as Chairman and Chief Executive Officer of Arch Worldwide Reinsurance and Mortgage Groups. The terms of his employment provide for a current annual base salary of $625,000. The annual base salary is subject to review annually for increase at the discretion of the Board of Directors. The target rate for the annual cash bonus for Mr. Grandisson is 100% of his annual base salary. Mr. Grandisson is eligible to receive annual cash bonuses and share-based awards at the discretion of our Board of Directors. Mr. Grandisson is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses, payroll tax reimbursements and automobile allowance. His agreement also provides that the Company will reimburse him, on an after-tax basis, for his reasonable expenses incurred in traveling between Bermuda and Canada. The current term of his employment agreement ends on December 31, 2014, but we or Mr. Grandisson may terminate his employment at any time. The agreement will be automatically extended for additional one-year periods, unless we or Mr. Grandisson gives notice at least 60 days prior to the expiration of the original term or any extended term.
The agreement provides that if the employment of Mr. Grandisson is terminated without cause or for good reason, he will be entitled to receive an amount equal to his annual base salary over a 12-month period. Mr. Grandisson's major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination (or until he is provided by another employer with benefits substantially comparable, with no pre-existing condition limitations, to the benefits provided by such plan) in the event that (1) his employment ends due to permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason. If Mr. Grandisson's employment is terminated for cause or if he resigns without good reason or as a result of his death or disability, he (or his estate) will receive his annual base salary to the date of such termination.
Mr. Grandisson agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The non-competition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he or the Company gives notice of intent not to extend his employment term in accordance with the employment agreement. Mr. Grandisson also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.
David H. McElroy
Under an employment agreement, David H. McElroy serves as Chairman and Chief Executive Officer of Arch Worldwide Insurance Group and Chairman and Chief Executive Officer of Arch Insurance Group. The terms of his employment provide for a current annual base salary of $600,000. The annual base salary is subject to review annually for increase at the discretion of the Board of Directors. The target rate for the annual cash bonus for Mr. McElroy is 100% of his annual base salary. Mr. McElroy is eligible to receive annual cash bonuses and share-based awards at the discretion of our Board of Directors. Mr. McElroy is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance and other fringe benefits customarily provided to similarly situated senior executives. The employment agreement also provides that Mr. McElroy will be entitled to cash payments equal to the cash payment amounts (if any) he would have received from the employer for whom he last worked prior to his employment by the Company, under such former employer's plans for specified accident years 2000 through 2008 as and when such payments would have been determined pursuant to the former employer's plans. The current term of his employment agreement ends on July 25, 2015, but Arch Insurance Group or Mr. McElroy may terminate his employment at any time. The agreement will be automatically extended for additional one-year periods, unless Arch Insurance Group or Mr. McElroy gives written notice at least 90 days prior to the expiration of the original term or any extended term.
The agreement provides that if the employment of Mr. McElroy is terminated without cause or for good reason, he will be entitled to receive an amount equal to the sum of his annual base salary and a pro-rated portion of his target annual bonus based on the number of days elapsed in the calendar year through the date of termination, payable over a 12-month period. Mr. McElroy's major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination (or until he is provided by another employer with benefits substantially comparable, with no pre-existing condition limitations, to the benefits provided by such plan) in the event that (1) his employment ends due to permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason. If Mr. McElroy's employment is terminated for cause or if he resigns without good reason or as a result of his death or disability, he (or his estate) will receive his annual base salary to the date of such termination.
Mr. McElroy agreed that, during the employment period and for the period of two years after termination of employment, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. The non-competition period will be one year following termination if we terminate his employment without cause, he terminates for good reason or he or the Company gives notice of intent not to extend his employment term in accordance with the employment agreement. Mr. McElroy also agreed that he will not, for a period of two years following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.
W. Preston Hutchings
W. Preston Hutchings serves as President of Arch Investment Management Ltd. and Senior Vice President and Chief Investment Officer of ACGL. The terms of his employment provide for a current annual base salary of $450,000. The annual base salary is subject to review annually for increase at the discretion of the Board of Directors. The target rate for the annual cash bonus for Mr. Hutchings is 100% of his annual base salary. Mr. Hutchings is eligible to receive an annual cash bonus and share-based awards at the discretion of the Board of Directors and to participate in our employee benefit programs. The Company or Mr. Hutchings may terminate his employment at any time. In the event that Mr. Hutchings' employment is terminated by ACGL not for cause or by him for good reason, ACGL will pay to him an amount equal to his annual base salary over a period of 12 months. In addition, Mr. Hutchings also agreed that he will not, for a period of one year following termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.
Share-Based Award Agreements
Our long-term incentive share award plans provide for the grant to eligible employees and directors of stock options, stock appreciation rights, restricted shares, restricted share units payable in common shares or cash, share awards in lieu of cash awards, dividend equivalents, performance shares and performance units and other share-based awards.
To date, the Company has provided grants in the form of stock options, SARs, restricted common shares and restricted common share units. Share-based awards granted to employees vest over a prescribed period, motivating executives to remain with us and sustain high corporate performance in order to increase the value of such awards. The May 2013 annual grants outlined in the "Grants of Plan-Based Awards" table will vest over a three-year period, which the Company believes is consistent with the Company's objectives to retain management and to align further the interests of management and the Company's shareholders. Options and SARs awarded to executives are granted at the closing price of the shares on the date of grant and, subject to the award agreements, will expire 10 years from the grant date.
Each award agreement for the grants expressly provides for the acceleration of the vesting of the applicable award and, in the case of stock options and SARs, adjustments to the option exercise period in the event the award recipient ceases to be an employee of the Company in certain circumstances. In the event that an employee's employment terminates due to his death or permanent disability, unvested awards would immediately vest, and the employee or his/her estate may exercise the options and SARs for a period of three years. In the event that an employee's employment is terminated by the Company for cause, all unvested restricted shares would be forfeited and all unvested and vested options and SARs would be forfeited. Commencing with grants on and after September 2004, in the event that an employee's employment terminates (other than for cause) after retirement age, unvested awards would continue to vest on the schedule set forth in the applicable agreement so long as the employee does not engage in a competitive activity. If the employee does engage in a competitive activity, then any unvested awards would be forfeited and the holder would have a reduced period in which to exercise vested options and SARs.
Double Trigger Change-in-Control Provision
The award agreements for the named executive officers provide that, in the event that the employee's employment is terminated by the Company other than for cause or by the employee for good reason within two years following the consummation of a change in control, unvested awards would immediately vest, and the options and SARs would have a remaining term of 90 days from termination. In the event of termination for any reason other than as indicated above in this section, all unvested awards would be forfeited, and the holder may exercise vested options and SARs for a period of 90 days from termination. The foregoing description is qualified in its entirety by reference to the award agreements.

Termination Scenarios—Potential Payments
The following table provides information on the various payments and benefits that each named executive officer would have been entitled to receive if his last day of employment with the Company had been December 31, 2013 under the various circumstances presented. Please refer to the descriptions of our employment agreements and share-based award agreements, which outline these potential payments and benefits (see "Employment Arrangements" and "Share-Based Award Agreements").

Name	Voluntary ($)		For Cause ($)	Death ($)	Disability ($)	Without Cause or For Good Reason (as applicable) ($)	Without Cause or For Good Reason (as applicable) following a Change in Control ($)
Constantine Iordanou
Cash Severance (1)	—		—	5,000,000	1,466,667	5,000,000	5,000,000
Accelerated Vesting of Share-Based Awards (2)	—	(4)	—	12,961,999	12,961,999	—	12,961,999
Health & Welfare (3)	—		—	33,845	33,845	33,845	33,845
Total	—		—	17,995,844	14,462,511	5,033,845	17,995,844
Mark D. Lyons
Cash Severance (5)	—		—	953,333	953,333	1,108,333	1,108,333
Accelerated Vesting of Share-Based Awards (2)	—	(4)	—	7,847,842	7,847,842	951,360	7,847,842
Health & Welfare (3)	—		—	—	31,749	31,749	31,749
Total	—		—	8,801,175	8,832,924	2,091,442	8,987,924
Marc Grandisson
Cash Severance (6)	—		—	—	—	625,000	625,000
Accelerated Vesting of Share-Based Awards (2)	—		—	5,774,022	5,774,022	515,626	5,774,022
Health & Welfare (3)	—		—	—	27,003	27,003	27,003
Total	—		—	5,774,022	5,801,025	1,167,629	6,426,025
David H. McElroy
Cash Severance (7)	—		—	—	—	1,200,000	1,200,000
Accelerated Vesting of Share-Based Awards (2)	—		—	2,790,659	2,790,659	396,400	2,790,659
Health & Welfare (3)	—		—	—	20,897	20,897	20,897
Total	—		—	2,790,659	2,811,556	1,617,297	4,011,556
W. Preston Hutchings
Cash Severance (8)	—		—	—	—	450,000	450,000
Accelerated Vesting of Share-Based Awards (2)	—	(4)	—	3,445,148	3,445,148	247,071	3,445,148
Health & Welfare	—		—	—	—	—	—
Total	—		—	3,445,148	3,445,148	697,071	3,895,148
_______________________________________________________________________________

(1)
In the case of termination (i) due to death, (ii) by the Company without cause or (iii) by the executive for good reason, Mr. Iordanou (or his estate) will be entitled to receive a prorated target bonus based on the termination date plus two times the sum of his base salary and target annual bonus, with such amounts payable (A) in a lump sum as soon as practicable following death but offset by life insurance proceeds received by his estate from coverage provided by the Company and (B) except as otherwise required to be deferred for six months under Section 409A of the Code, over a nine-month period for the other cases as provided in his employment agreement. In the case of termination due to disability, Mr. Iordanou will be entitled to receive a prorated bonus based on the termination date plus 40% of his base salary for the maximum disability term under our plans (i.e., through his

65th birthday), which amount will be payable over one year as provided in his employment agreement, offset by proceeds received by him from disability insurance provided by the Company.

(2)
Represents the intrinsic value (i.e., the value based upon the Company's closing share price on December 31, 2013 or in the case of stock options/SARs, the excess of the closing price over the exercise price) of accelerated vesting of certain unvested share-based awards as of December 31, 2013 under the various circumstances presented. With respect to the off-cycle grants made in 2012, which vest in 2017, upon the death or disability of an employee (other than following a change in control), a pro-rata portion of such award will vest. See "Employment Arrangements" and "Share-Based Award Agreements."

(3)	Represents the employer cost relating to the continuation of medical insurance coverage under the terms described in each executive's employment agreement for the various circumstances presented.

(4)
Since Messrs. Iordanou, Lyons and Hutchings are of retirement age (as defined in our plans), any unvested restricted shares/units and unvested stock options/SARs will continue to vest according to the vesting schedule and, in the case of stock options/SARs, the options/SARs will continue to have the full exercise period of 10 years from the date of grant. In the event the executives engage in a competitive activity (as defined in the award agreement) following retirement, the exercise periods for the options/SARs would be reduced. With respect to the award granted to Mr. Hutchings on November 12, 2012, which will vest on the fifth anniversary of the grant, service is required for Mr. Hutchings to retain the award. Specifically, if Mr. Hutchings retires prior to the fifth anniversary of the grant date, he would receive a pro-rated portion of the award based on the number of full years of service during the vesting period, and Mr. Hutchings would receive the vested portion at the end of the five-year vesting period.

(5)
In the case of termination by the Company due to death or disability, Mr. Lyons (or his estate) will receive a prorated bonus based on the termination date. For such purposes, the annual bonus will not be less than the average annual bonus received for the preceding three years. In the case of termination by the Company without cause or by the executive for good reason, Mr. Lyons will be entitled to receive an amount equal to the greater of (i) 18 months of base salary and (ii) the total remaining base salary payable under his agreement, except as otherwise required to be deferred for six months under Section 409A of the Code, in equal monthly installments.

(6)	In the case of termination by the Company without cause or by the executive for good reason, Mr. Grandisson will be entitled to receive 12 months of base salary payable in equal monthly installments.

(7)
In the case of termination by the Company without cause or by the executive for good reason, Mr. McElroy will be entitled to receive an amount equal to the sum of (i) his annual base salary and (ii) a pro-rated portion of his target annual bonus based on the number of days elapsed in the calendar year through the date of termination. Such amounts will be paid in 12 equal installments as provided in his employment agreement, except as otherwise required to be deferred for six months under Section 409A of the Code.

(8)	In the case of termination by the Company without cause or by the executive for good reason, Mr. Hutchings will be entitled to receive 12 months of base salary payable in equal monthly installments.

Director Compensation
The table below provides information concerning the compensation of our directors for fiscal year 2013. The Company's Board is led by our chairman, Constantine Iordanou, who is also the president and chief executive officer of the Company. Please refer to the "Summary Compensation Table" for Mr. Iordanou's compensation.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)		Total ($)
Wolfe “Bill" H. Bragin	5,500	—	—	—	—	19,700		25,200
John L. Bunce, Jr.	95,000	74,996	—	—	—	—		169,996
Eric W. Doppstadt	92,500	74,996	—	—	—	—		167,496
Kewsong Lee	107,000	74,996	—	—	—	50,000		231,996
Yiorgos Lillikas	122,000	74,996	—	—	—	—		196,996
James J. Meenaghan	147,000	74,996	—	—	—	37,720		259,716
Deanna M. Mulligan	84,000	74,996	—	—	—	—		158,996
John M. Pasquesi	105,000	74,996	—	—	—	50,000		229,996
Brian S. Posner	125,000	74,996	—	—	—	—		199,996
John D.Vollaro (4)	730,000	—	—	—	—	86,199	(5)	816,199
Robert F. Works	122,000	74,996	—	—	—	6,750		203,746
_______________________________________________________________________________

(1)
Each non-employee member of our Board of Directors is entitled to receive an annual cash retainer fee in the amount of $75,000 (commencing May 2014, the annual retainer fee will be $100,000). Each such director may elect to receive this retainer fee in the form of common shares instead of cash. If so elected, the number of shares distributed to the non-employee director would be equal to 100% of the amount of the annual retainer fee otherwise payable divided by the fair market value of our common shares. Each non-employee director also receives a meeting fee of $2,500 for each Board meeting attended and $1,500 for each committee meeting attended. In addition, each non-employee director serving as chairman of the audit committee receives an annual fee of $50,000, and other members of the audit committee receive an annual fee of $25,000. Each non-employee director serving as a chairman of a committee other than the audit committee receives an annual fee of $5,000. Accordingly, this column includes the annual retainer (whether paid in cash or, at the election of the director, in common shares), meeting fees and committee chairman and retainer fees, as applicable. For the 2013-2014 annual period, Messrs. Doppstadt and Meenaghan received their annual retainer fees in the form of cash and Ms. Mulligan and Messrs. Bunce, Lee, Lillikas, Pasquesi, Posner and Works received their annual retainers in the form of 1,401 common shares. Mr. Bragin retired from the Board of Directors in 2013, and Ms. Mulligan joined the Board in May 2013.

(2)
Each year, the non-employee directors are granted a number of restricted shares equal to $75,000 divided by the closing price on the date of grant (i.e., the first day of the annual period of compensation for the non-employee directors), and such shares vest on the first anniversary of the grant date. The grant date fair value indicated in the table has been calculated in accordance with FASB ASC Topic 718 Compensation—Stock Compensation. On May 9, 2013, each director received 1,401 restricted common shares. All of such shares will vest on May 8, 2014.

The aggregate number of share awards outstanding (i.e., unvested) as of December 31, 2013 for each non-employee director was 1,401 shares. Mr. Pasquesi received share-based awards in connection with his service to the Company in other capacities, including vice chairman. In addition, as of December 31, 2013, Mr. Vollaro had 224,250 outstanding stock options/SARs, which were awarded while he was chief financial officer of the Company. For additional information on ownership of the Company's securities, please refer to "Security Ownership of Certain Beneficial Owners and Management."

(3)	The amounts in the "All Other Compensation" column for Messrs. Bragin, Lee, Meenaghan, Pasquesi and Works include matching gifts made under the Company's matching gift program.

(4)
Mr. Vollaro is a senior advisor and an employee of the Company. Mr. Vollaro's employment agreement provides that he receives an annual base salary of $250,000 and a bonus determined by the compensation committee and the Board of Directors for his role as senior advisor of the Company. For 2013, Mr. Vollaro received a cash bonus of $480,000. In addition, Mr. Vollaro serves as chairman of the underwriting and oversight committee and is a member of the finance and investment committee of the Board. A description of Mr. Vollaro's employment agreement is included below.

(5)
The amount for Mr. Vollaro includes: (a) $31,290 in contributions to our defined contribution plans; (b) $15,351, which represents an additional payment to reimburse Mr. Vollaro for the approximate amount of additional tax liability for club dues; and (c) payment of Bermuda social insurance in the amount of $1,648. In addition, includes the payment for club dues, life insurance premiums and tax preparation services, which did not exceed the greater of $25,000 or 10% of the total amount of these benefits for Mr. Vollaro.

In addition to the above arrangements, all non-employee directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees. Directors who are also employees of ACGL or its subsidiaries receive no cash compensation for serving as directors or as members of Board committees. The Company also provides a matching gift program pursuant to which the Company matches eligible contributions by non-employee directors to qualified charitable organizations. During 2013, the Company made an aggregate of approximately $164,170 in matching contributions on behalf of the non-employee directors.
Employment Agreement of John D. Vollaro
ACGL and John Vollaro entered into an employment agreement with a term extending through April 1, 2015. The employment period will continue on the same terms and conditions for an indefinite period until terminated by either party by providing at least six months' prior written notice to the other party. Pursuant to the agreement, Mr. Vollaro has served as Senior Advisor of ACGL since April 1, 2009. Mr. Vollaro's base salary is paid at the rate $250,000 per annum, and the target rate for the annual cash bonus is 100% of the annual base salary. Mr. Vollaro is eligible to receive annual cash bonuses and share-based awards at the discretion of ACGL's Board of Directors and is also entitled to participate in employee benefits programs such as major medical, life insurance and disability insurance, the cost of preparation of annual tax returns and associated tax planning, and other fringe benefits customarily provided to similarly situated senior executives. His agreement also provides that the Company will reimburse him, on an after-tax basis, for his reasonable expenses incurred in traveling between Bermuda and the United States.
The agreement provides that if Mr. Vollaro's employment is terminated without cause or for good reason, he will be entitled to receive an amount equal to the sum of the total remaining base salary and target annual bonus which would have been paid to Mr. Vollaro under his employment agreement for the period through the later of (a) the end of the original term of the agreement and (b) six months after the date of termination of employment (the "Severance Amount"). The Severance Amount would be payable over 12 months. The agreement also provides that if Mr. Vollaro's employment is terminated for cause, as a result of his resignation or leaving employment other than for good reason, as a result of death or permanent disability, or by written notice of the intention not to renew the agreement by us or Mr. Vollaro, he (or his estate) will be entitled to receive his base salary through the date of termination. The agreement further provides that if Mr. Vollaro's employment is terminated by reason of death or permanent disability, he (or his estate) will also be entitled to receive for the period extending through the remainder of the employment period, an amount equal to the Severance Amount, in each case, (i) offset by any proceeds received from any insurance coverages provided by the Company, and (ii) such amount, will be paid to him (or his estate) promptly upon death or permanent disability, as applicable, and in no event later than March 15 of the calendar year following the calendar year of such termination of employment. Mr. Vollaro's major medical insurance coverage benefits pursuant to his employment agreement will continue for 12 months after the date of termination (or until he is provided by another employer with benefits substantially comparable, with no pre-existing condition limitations, to the benefits provided by such plan) in the event that (1) his employment ends due to permanent disability, (2) he is terminated other than for cause or (3) he resigns for good reason.
Mr. Vollaro has agreed that, during the employment period and for a period of two years after termination of employment for cause or as a result of his resignation or leaving employment other than for good reason, he will not compete with the businesses of ACGL or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. If we terminate Mr. Vollaro's employment without cause or he terminates for good reason, the term of his non-competition period will extend for one year following termination. Mr. Vollaro also agreed that he will not, for a period of two years following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.
Director Share Ownership Guidelines
In an effort to further align the interests of the non-employee directors with the interests of shareholders, the Company has adopted share ownership guidelines that require the directors to retain common shares having a value of at least three times the annual cash retainer fee payable to the director. Each non-employee director has five years to comply with the guidelines, and stock options, SARs and unvested restricted shares/units do not count toward the requirement.

Security Ownership of Certain Beneficial Owners and Management
Common Shares
The following table sets forth information available to us as of March 12, 2014 with respect to the ownership of our voting shares by (1) each person known to us to be the beneficial owner of more than 5% of any class of our outstanding voting shares, (2) each director and named executive officer of ACGL and (3) all of the directors and executive officers of ACGL as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown.

Common Shares
Name and Address of Beneficial Owner	(A) Number of Common Shares Beneficially Owned(1)	(B) Rule 13d-3 Percentage Ownership(1)
Artisan Partners Holdings LP (2) 875 East Wisconsin Avenue, Suite 800 Milwaukee, Wisconsin 53202	22,474,227	16.8%
Baron Capital Group, Inc. (3) 767 Fifth Avenue New York, New York 10153	9,516,737	7.1%
Morgan Stanley Investment Management Inc. (4) 1585 Broadway New York, NY 10036	8,372,919	6.2%
Constantine Iordanou (5)	3,172,486	2.3%
John L. Bunce, Jr. (6)	677,247	*
Eric W. Doppstadt (7)	10,263	*
Kewsong Lee (8)	301,404	*
Yiorgos Lillikas (9)	8,763	*
James J. Meenaghan (10)	49,404	*
Deanna M. Mulligan (11)	2,802	*
John M. Pasquesi (12)	1,864,425	1.4%
Brian S. Posner (13)	11,664	*
John D. Vollaro (14)	274,848	*
Robert F. Works (15)	60,292	*
Mark D. Lyons (16)	440,000	*
Marc Grandisson (17)	828,705	*
W. Preston Hutchings (18)	356,802	*
David H. McElroy (19)	76,668	*
All directors and executive officers (16 persons) (20)	8,340,757	6.1%
_____________________________
*    Denotes beneficial ownership of less than 1.0%

(1)
Pursuant to Rule 13d-3 promulgated under the Exchange Act, amounts shown include common shares that may be acquired by a person within 60 days of March 12, 2014. Therefore, column (B) has been computed based on (a) 134,046,186 common shares actually outstanding as of March 12, 2014; and (b) solely with respect to the person whose Rule 13d-3 Percentage Ownership of common shares is being computed, common shares that may be acquired within 60 days of March 12, 2014 upon the exercise of options held only by such person. All references to "options" in the above table and the related footnotes include SARs, as applicable.

(2)
Based on a Schedule 13G/A filed with the SEC on January 30, 2014 jointly by Artisan Partners Limited Partnership ("APLP"), Artisan Investments GP LLC ("Artisan Investments"), Artisan Partners Holdings LP ("Artisan Holdings"), Artisan Partners Asset Management Inc. ("APAM"), Artisan Investment Corporation ("AIC"), ZFIC, Inc. ("ZFIC"), Andrew A. Ziegler, Carlene M. Ziegler and Artisan Partners Funds, Inc. ("Artisan Funds"). Andrew A. Ziegler and Carlene M. Ziegler are the principal stockholders of ZFIC. APLP is an investment advisor, and Artisan Funds is an investment company. Artisan Holdings is the sole limited partner of APLP and the sole member of Artisan Investments. Artisan Investments is the general partner of APLP, and APAM is the general partner of Artisan Holdings. AIC is a control person of APAM. ZFIC is the sole stockholder of AIC. The Schedule 13G/A reported that the common shares have been acquired on behalf of discretionary clients of APLP, which holds 22,474,227 common shares, including 11,207,274 common shares on behalf of Artisan Funds. In addition, the Schedule 13G/A reported that (a) APLP, Artisan Investments, Artisan Holdings, APAM, AIC, ZFIC, Andrew A. Ziegler and Carlene M. Ziegler each has shared voting with respect to 20,464,147 common shares and shared dispositive power with respect to 22,474,227 common shares and (b) Artisan Funds has shared voting and dispositive power with respect to 11,207,274 common shares.

(3)
Based upon a Schedule 13G/A filed with the SEC on February 14, 2014 jointly by Baron Capital Group, Inc. ("BCG"), BAMCO, Inc. ("BAMCO"), Baron Capital Management, Inc. ("BCM") and Ronald Baron (collectively, the "Baron Group"). In the Schedule 13G/A, the Baron Group reported that BAMCO and BCM are subsidiaries of BCG, and Ronald Baron owns a controlling interest in BCG. In addition, the Schedule 13G/A reported that (a) BCG has shared voting power with respect to 9,157,437 common shares and shared dispositive power with respect to 9,516,737 common shares; (b) BAMCO has shared voting power with respect to 8,582,620 common shares and shared dispositive power with respect to 8,941,920 common shares; (c) BCM has shared voting power with respect to 574,817 common shares and shared dispositive power with respect to 574,817 common shares; and (d) Ronald Baron has shared voting power with respect to 9,157,437 common shares and shared dispositive power with respect to 9,516,737 common shares.

(4)
Based on a Schedule 13G filed with the SEC on February 11, 2014 jointly by Morgan Stanley and its wholly owned subsidiary Morgan Stanley Investment Management Inc. In the Schedule 13G, it is reported that Morgan Stanley and Morgan Stanley Investment Management Inc. each has sole voting power with respect to 8,078,321 common shares and shared dispositive power with respect to 8,372,919 common shares.

(5)
Amounts in columns (A) and (B) reflect (a) 439,155 common shares owned directly by Mr. Iordanou (including 171,618 restricted shares, which are subject to vesting); (b) 593,245 common shares owned by limited liability companies, for which Mr. Iordanou serves as the managing member for the benefit of members of his family; (c) stock options and SARs with respect to 1,181,214 common shares that are exercisable currently or within 60 days of the date hereof; (d) stock options and SARs with respect to 947,256 common shares that are exercisable currently or within 60 days of the date hereof, which are held by a grantor retained annuity trust; and (e) 11,616 common shares owned by Mr. Iordanou’s child. Amounts do not include (a) stock options and SARs with respect to 80,906 common shares that are not exercisable within 60 days of the date hereof and (b) 53,004 restricted common share units that will be settled in common shares after the termination of Mr. Iordanou's employment (or, if earlier, December 31, 2017) as provided in the award agreement. Mr. Iordanou disclaims beneficial ownership of all shares owned by his child and 393,299 shares held by trusts for certain of his children. Mr. Iordanou entered into a security agreement with respect to 263,537 common shares, which are owned directly by him.

(6)	Amounts in columns (A) and (B) reflect 677,247 common shares owned directly by Mr. Bunce (including 1,401 restricted shares, which are subject to vesting).

(7)	Amounts in columns (A) and (B) reflect 10,263 common shares owned directly by Mr. Doppstadt (including 1,401 restricted shares, which are subject to vesting).

(8)	Amounts in columns (A) and (B) reflect 301,404 common shares owned directly by Mr. Lee (including 1,401 restricted shares, which are subject to vesting).

(9)	Amounts in columns (A) and (B) reflect 8,763 common shares owned directly by Mr. Lillikas (including 1,401 restricted shares, which are subject to vesting).

(10)
Amounts in columns (A) and (B) reflect (a) 1,401 common shares owned directly by Mr. Meenaghan (which are subject to vesting) and (b) 48,003 common shares owned by a trust for which Mr. Meenaghan and his spouse are the trustees.

(11)	Amounts in columns (A) and (B) reflect 2,802 common shares owned directly by Ms. Mulligan (including 1,401 restricted shares, which are subject to vesting).

(12)
Amounts in columns (A) and (B) reflect (a) 682,804 common shares owned by Otter Capital LLC, for which Mr. Pasquesi serves as the Managing Member; (b) 570,112.2 common shares owned indirectly by trusts for the benefit of Mr. Pasquesi's minor children; and (c) 39,570 common shares owned by a trust for which Mr. Pasquesi and his spouse are the trustees (including 1,401 restricted shares, which are subject to vesting); (d) 62,711.8 common shares owned indirectly by a family limited partnership; and (e) 509,227 common shares owned by Mr. Pasquesi's spouse. The 682,804 common shares held by Otter Capital LLC are subject to a security agreement, which is not currently being utilized.

(13)	Amounts in columns (A) and (B) reflect 11,664 common shares owned directly by Mr. Posner (including 1,401 restricted shares, which are subject to vesting).

(14)	Amounts in columns (A) and (B) reflect (a) 50,598 common shares owned directly by Mr. Vollaro and (b) stock options and SARs with respect to 224,250 common shares that are exercisable currently.

(15)	Amounts in columns (A) and (B) reflect 60,292 common shares owned directly by Mr. Works (including 1,401 restricted shares, which are subject to vesting).

(16)
Amounts in columns (A) and (B) reflect (a) 110,333 common shares owned directly by Mr. Lyons (including 82,000 restricted shares, which are subject to vesting); (b) stock options and SARs with respect to 321,080 common shares that are exercisable currently or within 60 days of the date hereof; and (c) 8,587 restricted common share units, which will be settled in common shares within 60 days of the date hereof. Amounts do not include (a) stock options and SARs with respect to 83,992 common shares that are not exercisable within 60 days of the date hereof; (b) 5,375 restricted common share units that will not be settled in common shares within 60 days of the date hereof; and (c) 86,722 restricted common share units (including 4,338 restricted common share units, which are subject to vesting), which will be settled in common shares after the termination of Mr. Lyons' employment as provided in the award agreements.

(17)
Amounts in columns (A) and (B) reflect (a) 494,524 common shares owned directly by Mr. Grandisson (including 75,966 restricted shares, which are subject to vesting); (b) 660 common shares owned by his spouse; and (c) stock options and SARs with respect to 333,521 common shares that are exercisable currently or within 60 days of the date hereof. Amounts do not include stock options and SARs with respect to 53,722 common shares that are not exercisable within 60 days of the date hereof.

(18)
Amounts in columns (A) and (B) reflect (a) 45,447 common shares owned directly by Mr. Hutchings, which are subject to vesting; (b) 95,615 common shares held by a company which is owned by a family trust, with Mr. Hutchings, his spouse and their children as beneficiaries (the "Trust"); and (c) stock options and SARs with respect to 215,740 common shares that are exercisable currently or within 60 days of the date hereof (118,000 of such stock options have been transferred to the Trust). Amounts do not include stock options and SARs with respect to 30,057 common shares issuable upon exercise of stock options that are not exercisable within 60 days of the date hereof.

(19)
Amounts in columns (A) and (B) reflect (a) 32,029 common shares owned directly by Mr. McElroy (including 3,000 restricted shares, which are subject to vesting); and (b) stock options and SARs with respect to 44,639 common shares that are exercisable currently or within 60 days of the date hereof. Amounts do not include (a) stock options and SARs with respect to 31,461 common shares that are not exercisable within 60 days of the date hereof; and (b) 33,500 restricted common share units, which are subject to vesting and will be settled in common shares after the termination of Mr. McElroy's employment as provided in the award agreements.

(20)
In addition to securities beneficially owned by the directors and the named executive officers reflected in the table, includes an aggregate of 204,984 common shares, including common shares issuable upon exercise of stock options and SARs that are exercisable currently or within 60 days of the date hereof, which are beneficially owned by an additional executive officer who is not a director of ACGL.

Preferred Shares
The following table sets forth information available to us as of March 12, 2014 with respect to the ownership of our non-cumulative preferred shares by (1) each director and named executive officer of ACGL and (2) all of the directors and executive officers of ACGL as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Our preferred shares are not convertible into common shares, and the holders of the preferred shares do not have any voting rights (except under certain limited circumstances). For a description of the terms of our preferred shares, please see note 16, "Shareholders Equity," of the notes accompanying our consolidated financial statements included in our 2013 Annual Report.

Preferred Shares
Name of Beneficial Owner	Number of Series C Preferred Shares Beneficially Owned	Rule 13d-3 Percentage Ownership
James J. Meenaghan (1)	11,000	*
Brian S. Posner	7,500	*
Constantine Iordanou (2)	7,800	*
W. Preston Hutchings (3)	4,000	*
All directors and executive officers (16 persons)	30,300	*
_____________________________
*    Denotes beneficial ownership of less than 1.0%

(1)	Such preferred shares are owned by a trust for which Mr. Meenaghan and his spouse are the trustees.

(2)	6,000 of such preferred shares are directly owned by Mr. Iordanou and 1,800 preferred shares are owned by Mr. Iordanou’s spouse.

(3)	Such preferred shares are owned by a family trust, with Mr. Hutchings, his spouse and their children as beneficiaries.
Ownership of Watford Holdings Ltd. Shares
We, through certain of our subsidiaries, are acting as reinsurance manager for Watford Re Ltd, a subsidiary of Watford Holdings Ltd. (“Watford”) and a newly-formed, privately held multiline Bermuda reinsurance company. We also have a minority equity interest in Watford and the right to designate two members of Watford's board of directors. We will consolidate Watford’s financial results under applicable accounting principles. The following table sets forth information available to us as of March 24, 2014 with respect to the ownership of common shares of Watford, by (1) each director and named executive officer of ACGL and (2) all of the directors and executive officers as a group. Certain of our directors and executive officers may also invest in preferred shares of Watford but, as of the date of this proxy statement, such offering has not closed.

Ownership of Watford Shares
Name of Beneficial Owner	(A) Number of Watford Common Shares Beneficially Owned	(B) Rule 13d-3 Percentage Ownership
Constantine Iordanou	50,000	*
Kewsong Lee	62,500	*
Deanna M. Mulligan	2,500	*
John M. Pasquesi	125,000	*
Brian S. Posner	6,250	*
Mark D. Lyons	6,250	*
Marc Grandisson	125,000	*
W. Preston Hutchings	6,250	*
All directors and executive officers (16 persons)	383,750	1.7%
_____________________________
*    Denotes beneficial ownership of less than 1.0%
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the year ended December 31, 2013, except that during 2013, Mr. Iordanou filed a late Form 5 to report the distribution of ACGL securities to trusts for the benefit of his children upon the expiration of a grantor retained annuity trust formed by him.
Certain Relationships and Related Transactions
Generally, transactions with related persons are subject to the review by the Board of Directors of ACGL. The Board of Directors has adopted written procedures regarding the review of transactions involving companies affiliated with a company in which a non-employee director or executive officer of ACGL has a material interest (each a "portfolio company"), on the one hand, and ACGL or one of its subsidiaries, on the other hand.
Under the procedures, these transactions must be reviewed and approved by the management of ACGL or the operating subsidiary entering into the transaction (as applicable), and the terms of such transaction should be arm's-length or on terms that are otherwise fair to ACGL and its subsidiaries. In addition, these transactions also require the approval of ACGL under its holding company oversight guidelines, except for the following: (1) ordinary course transactions pursuant to which any insurance subsidiary of ACGL writes a direct insurance policy for a portfolio company unless a non-U.S. subsidiary will receive $3 million or more in annual premiums and (2) a transaction in which a U.S.-based subsidiary of ACGL (a) assumes reinsurance from, or cedes reinsurance to, a portfolio company or (b) provides direct insurance to a portfolio company pursuant to which such U.S.-based insurance subsidiary of ACGL will receive $3 million or more in annual premiums, in which case, the general counsel of Arch Capital Services Inc. should be pre-notified and appropriate steps will be implemented based on the transaction. In reviewing these proposed transactions, the effects, if any, on the independence of the relevant directors are considered under the governing NASDAQ and SEC standards. Any applicable regulatory, tax and ratings agency matters are also considered. Under these procedures, the Board of Directors is provided with an update of related party transactions entered into by the Company in accordance with the procedures on a regular basis.

Graham B. Collis, a director of certain of our non-U.S. subsidiaries, is partner in the law firm of Conyers Dill & Pearman Limited, which provides legal services to the Company and its subsidiaries.
See also "Compensation Committee Interlocks and Insider Participation" for a description of transactions with certain related persons.
In the 2013 second quarter, a subsidiary of Arch Re (Bermuda) engaged Baron Capital Management ("BCM") in the ordinary course of business to manage a global equity portfolio based on the Baron Real Estate Strategy. The initial portfolio size of $50 million was increased to a total of $75 million in the 2013 third quarter. As of December 31, 2013, the full $75 million commitment had been invested by BCM. Under these arrangements, Arch Re (Bermuda) paid $231,086 in fees to BCM during 2013. The Baron Capital Group, Inc., an affiliate of BCM, owns more than 5% of the outstanding common shares of ACGL.
Based on a Form 13G filed in February 2014, Morgan Stanley owned more than 5.0% of the outstanding common shares of ACGL as of December 31, 2013. In the ordinary course of business, the Company and its third party managers invest funds in the Company’s investment portfolios through a number of brokers, including Morgan Stanley. Also, the Company owns a variety of equity and debt securities of various companies in its investment portfolios, and from time to time may own equity and/or debt securities of Morgan Stanley. During 2013, the Company purchased approximately $31.2 million, and sold approximately $11.0 million, of Morgan Stanley fixed income securities in direct transactions with Morgan Stanley within the Company's internally managed portfolios. No commissions were paid to Morgan Stanley for transactions executed within the Company’s internally managed portfolios during 2013.
From time to time, in the ordinary course of our business, we may enter into transactions, including insurance and reinsurance transactions and brokerage or other arrangements for the production of business, with entities in which companies or funds affiliated with beneficial owners of more than 5% of our outstanding voting shares or directors of ACGL may have an ownership or other interest.

PROPOSAL 2—ELECTION OF SUBSIDIARY DIRECTORS
Under our bye-law 75, the Boards of Directors of any of our subsidiaries that are incorporated in Bermuda, the Cayman Islands and any other subsidiary designated by our Board of Directors, must consist of persons who have been elected by our shareholders as designated company directors ("Designated Company Directors").
The persons named below have been nominated to serve as Designated Company Directors of our non-U.S. subsidiaries indicated below. Unless authority to vote for a nominee is withheld, the enclosed proxy will be voted for the nominee, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that the nominee is unable or declines to serve.

Arch Capital Holdings Ltd.	Arch Syndicate Investments Ltd
Graham B.R. Collis	Budhi Singh
Mark D. Lyons	James R. Weatherstone

Arch Investment Holdings I Ltd. Arch Investment Holdings II Ltd. Arch Investment Holdings III Ltd. Arch Investment Holdings IV Ltd.	Arch Risk Transfer Services Ltd. Alternative Re Holdings Limited Alternative Re Limited Alternative Underwriting Services, Ltd.
W. Preston Hutchings	Graham B.R. Collis
Mark D. Lyons	Mark D. Lyons
David J. Mulholland

Arch Reinsurance Ltd.	Arch Investment Management Ltd.
Marc Grandisson	W. Preston Hutchings
Jerome Halgan	Constantine Iordanou
Nicolas Papadopoulo	Mark D. Lyons
Maamoun Rajeh

Arch Mortgage Insurance Limited	Arch Reinsurance Europe Underwriting Limited
Anthony Asquith	William J. Cooney
Michael Constantinides	Marc Grandisson
Marc Grandisson	Michael A. Greene
Mark Nolan	Nicolas Papadopoulo
Nicolas Papadopoulo	Maamoun Rajeh
Maamoun Rajeh	Søren Scheuer
Andrew Rippert	Helmut Söhler

Alwyn Insurance Company Limited	Arch Europe Insurance Services Ltd
Paul Cole	Elizabeth Fullerton-Rome
Michael Feetham	David W. Hipkin
Jerome Halgan	Budhi Singh
Pierre Jal	Angus Watson
Elisabeth Quinn	James R. Weatherstone
Maamoun Rajeh
William A. Soares

Arch Financial Holdings Europe I Limited Arch Financial Holdings Europe II Limited	Arch Financial Holdings Europe III Limited
Mark Nolan	Mark Nolan
Maamoun Rajeh	Maamoun Rajeh
Helmut Söhler	Andrew Rippert

Arch Financial Holdings B.V.	Arch Underwriters Ltd.
Wolbert H. Kamphuijs	Marc Grandisson
Søren Scheuer	Jersome Halgan
Helmut Söhler	Nicolas Papadopoulo
Iwan van Munster	Maamoun Rajeh

Arch Underwriters Europe Limited	Arch Risk Partners Ltd.
Mark Nolan	Marc Grandisson
Maamoun Rajeh	Lin Li-Williams
Andrew Rippert	Helmut Söhler
Ryan Taylor

Arch Underwriting at Lloyd's Ltd	Arch Underwriting Managers at Lloyd's (South Africa) (Proprietary) Limited
Dennis R. Brand	Dennis R. Brand
Nick Denniston	Nick Denniston
Elizabeth Fullerton-Rome	Stephen Fogarty
David W. Hipkin	Elizabeth Fullerton-Rome
Michael H. Kier	David W. Hipkin
David H. McElroy	Michael H. Kier
Michael R. Murphy	David H. McElroy
Marita Oliver	Michael R. Murphy
Budhi Singh	Marita Oliver
James R. Weatherstone	James R. Weatherstone

Arch Underwriting at Lloyd's (Australia) Pty Ltd	Arch Insurance Company (Europe) Limited
Dennis R. Brand	Dennis R. Brand
Nick Denniston	Nick Denniston
Elizabeth Fullerton-Rome	David W. Hipkin
David W. Hipkin	Michael H. Kier
Michael H. Kier	David H. McElroy
Adam Matteson	Michael R. Murphy
David H. McElroy	Marita Oliver
Michael R. Murphy	Budhi Singh
Marita Oliver	James R. Weatherstone
James R. Weatherstone

Arch Insurance Canada Ltd.	Insurance Technology Services Inc.
Dennis R. Brand	Edgardo Balois
Robert McDowell	Pet Hartman
David H. McElroy	Rommel Mercado
Michael R. Murphy	Carla Santamaria-Seña
Martin J. Nilsen	Scott Schenker
Arthur Scace
Ross Totten
Gerald Wolfe

Other Non-U.S. Subsidiaries, as Required or Designated Under Bye-Law 75 (except as otherwise indicated in this Proposal 2)
Marc Grandisson
Nicolas Papadopoulo
Maamoun Rajeh

Mr. Asquith, 61, has served as a director of Arch Mortgage Insurance Limited ("Arch Mortgage") since March 2012. He began his career with the British Army, retiring in 1981 with the rank of Captain. From 1981 to 2010, Mr. Asquith served in senior management roles at two reinsurance broking companies, E.W. Payne and Guy Carpenter, including the roles of managing director and global client development manager for Guy Carpenter & Co. Ltd. Mr. Asquith is a graduate of the Royal Military Academy Sandhurst, England, and the University College of Wales in Wales.
Mr. Balois, 64, is General Partner of Siguion Reyna, Montecillo & Ongsiako Law Offices in the Philippines where he has practiced corporate law since 1976. He sits on the boards of several Philippine companies and serves as corporate secretary for some of them. He is also a resident agent of certain foreign companies having branches in the Philippines. He obtained his Bachelor of Laws degree in 1975 from the University of the Philippines.
Mr. Brand, 63, joined Arch Insurance Group in 2004 as Senior Vice President and Chief Reinsurance Officer. He currently serves as Senior Executive Vice President and Chief Administration Officer at Arch Insurance Group where he oversees reinsurance, finance, information technology, actuarial, corporate underwriting, human resources, legal and premium audit departments. Prior to joining Arch, Mr. Brand has held various positions in the insurance industry: first in finance, then in assumed underwriting and ceded reinsurance, as well as serving in other operational roles in the industry. Mr. Brand has over 25 years of reinsurance and executive management experience through positions held at Kemper and Reliance. Mr. Brand holds a B.A. in business from West Virginia University; he has also served in the United States Navy.
Mr. Cole, 41, has served as a director of Alwyn Insurance Company Limited ("Alwyn Insurance") since July 2011. He is currently a director of Quest Insurance Management (Gibraltar) Limited ("Quest"), a company that specializes in providing management services to insurance company clients, which he joined in 2007. Prior to joining Quest, he held senior roles for several years within the investment banking division of HSBC Bank plc. He is also an associate member of the Chartered Institute of Management Accountants (ACMA) and is a member of the Chartered Institute of Insurers.
Mr. Collis, 53, has practiced law at Conyers Dill & Pearman Limited in Bermuda since 1992, where he has been a Partner since 1995. Mr. Collis obtained a Bachelor of Commerce Degree from the University of Toronto and received his Law Degree from Oxford University in 1985.
Mr. Constantinides, 64, has served as a director of Arch Mortgage since October 2012. From 1974 to 2011, Mr. Constantinides held several positions with the government of Cyprus. From 2000 to 2004, he served as Director General (Permanent Secretary) Ministry of Agriculture, Natural Resources and the Environment of Cyprus, and from 2004 to 2011, he served as Director General (Permanent Secretary), Ministry of Communication and Works of Cyprus. Mr. Constantinides currently serves as the Chairman of the Flight Safety Foundation of the Mediterranean Region. Since October 2012, he is the Chairman of the board of directors of Hippokrateon Private Hospital in Nicosia. He is graduate of Queen Mary College, University of London with a degree in mechanical engineering and holds an M.Sc. from the University of Minnesota. He was a Fulbright Scholar at the University of Washington.
Mr. Cooney, 64, has extensive reinsurance broking experience spanning over 30 years in Ireland and the U.K. From 1978 to 2006, he served in various management positions, including Managing Director, at the Coyle Hamilton International Group Ltd in Dublin (currently part of Willis). During that time, he had executive responsibilities and managed the overall structure, growth and development of the reinsurance division. He also serves on the boards of several Irish companies.
Mr. Denniston, 59, is currently an independent consultant and a Managing Director with FTI Consulting in the United Kingdom with over 30 years experience in the financial services sector. Between 2004 and 2009, he was group Finance Director and a board member of Argo Underwriting Agency plc (formerly Heritage Underwriting Agency plc). Prior to that, he was a Managing Director of Securitas Capital, a Swiss Re private equity fund from 2000 to 2003. From 1995 to 1999, he was Finance Director of CDC Capital Partners, a U.K. government-owned investment business. From 1982 to 1995, he worked at SG Warburg in various finance positions, including Executive Director, working on mergers acquisitions and equity issues. Mr. Denniston qualified as a chartered accountant with Arthur Young in London in 1981.
Mr. Feetham, 69, joined the board of directors of Alwyn in December 2011. Mr. Feetham served as a Member of the Gibraltar Parliament from 1984 to 1996 and Minster for Trade and Industry with responsibility for Gibraltar's Economic Development, Trade,

Port and the Finance Centre from 1988 to 1996. During this time, his responsibilities included the introduction of key financial services legislation in Gibraltar. Since 1996, Mr. Feetham has served as a director for several companies in Gibraltar and a consultant. He also established a business development company based in Lima, Peru in 2011.
Mr. Fogarty, 50, joined Arch Underwriting Managers at Lloyd's (South Africa) (Proprietary) Limited in 2010 as Regional Director, South Africa. He started his career in 1984 in Zimbabwe as a broker with CT Bowring and subsequently Sedgwick James. In 1992, Mr. Fogarty joined Willis Faber in Bahrain, then returned to Zimbabwe in 1998 as commercial lines manager for the local AIG operations. From 2002 to 2010, Mr. Fogarty worked in the AIG South African operation where his most recent position was Regional Property and Terrorism Manager for Africa. He holds a B.A. from the University of Natal, South Africa. He is an associate of the Insurance Institute of South Africa and is a Chartered Insurance Practitioner through the Chartered Insurance Institute of the U.K.
Mrs. Fullerton-Rome, 42, joined Arch Insurance Company (Europe) Limited ("Arch Insurance Europe") in January 2006 and serves as Senior Vice President, Legal, Regulatory and Compliance Officer. She also serves as Compliance Officer for Arch Insurance Europe's Lloyd's operations and Syndicate 2012. She previously was a Senior Manager at KPMG, where she worked in the financial services division specializing in Lloyd's, London Market insurance and general insurance from 1998 to 2005. She has a BA, MA (Oxon) from Oxford University, and she is a qualified chartered accountant.
Mr. Grandisson, 46, has served as Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group, an executive position of ACGL, since November 2005, and Chairman and Chief Executive Officer of Arch Worldwide Reinsurance and Mortgage Groups since February 2014. Mr. Grandisson also serves as a member of the Company's Executive Strategy Committee. Prior to November 2005, he served as President and Chief Executive Officer of Arch Reinsurance Ltd. ("Arch Re (Bermuda)") from February 2005. He served as President and Chief Operating Officer of Arch Re (Bermuda) from April 2004 to February 2005 and as Senior Vice President, Chief Underwriting Officer and Chief Actuary of Arch Re (Bermuda) from October 2001. From March 1999 until October 2001, Mr. Grandisson was employed as Vice President and actuary of the reinsurance division of Berkshire Hathaway. From July 1996 until February 1999, Mr. Grandisson was employed as Vice President—Director of F&G Re Inc. From July 1994 until July 1996, Mr. Grandisson was employed as an actuary for F&G Re. Prior to that, Mr. Grandisson was employed as an actuarial assistant of Towers Watson. Mr. Grandisson holds an M.B.A. from The Wharton School of the University of Pennsylvania. He is also a Fellow of the Casualty Actuarial Society.
Mr. Greene, 60, is a legal and business consultant and serves on the board of several Irish and U.S. corporations. From 1983 to May 2008, he was a Partner at A&L Goodbody, a leading Irish law firm. He ran the firm's New York office for three years, was head of the corporate department for four years and served as Chairman of the firm for three years until June 2005. He also works pro bono with the International Bar Association, where he is an officer in the leadership of that organization.
Mr. Halgan, 40, has served as Chief Underwriting Officer of Arch Re (Bermuda) since July 2012. He joined Arch Re (Bermuda) in 2009 as Head of Specialty and Casualty. His prior reinsurance experience includes the Berkshire Hathaway Reinsurance Group where he served as Vice President from 2004 to 2009 and Assistant Vice President from 2001 to 2003. Prior to 2001, Mr. Halgan held underwriting positions at Sorema N.A. Reinsurance Group, a U.S. subsidiary of Groupama, in New York. Mr. Halgan graduated from École Superieure d'Électricite in France with a masters degree in engineering, and he also holds an MBA from the Stern School of Business of New York University.
Ms. Hartman, 56, is currently Senior Vice President of the Global Services Operations of Arch Insurance Group. Prior to her current position, Ms. Hartman served as Senior Vice President of the Information Technology Division since November 2008 and was Deputy Chief Information Officer of Arch Insurance Group from December 2011 to December 2012. Ms. Hartman joined Arch Capital Services Inc. in 2002 and has also held various other positions within the operations and information technology divisions since that time. Prior to joining Arch, Ms. Hartman held various information technology positions at Reliance National Insurance, Zurich NA and MetLife, Inc. Ms. Hartman graduated from University of Santo Tomas (Philippines) with a degree of bachelor of science in electronics and communications engineering.
Mr. Hipkin, 55, joined Arch Insurance Europe in 2005 to develop and manage the marine and energy liability line of business. In July 2008, Mr. Hipkin was appointed Chief Underwriting Officer of Arch Insurance Europe. He has 30 years experience in the insurance industry, and during that time, he worked both as a broker and an underwriter. Immediately prior to joining Arch Insurance Europe, Mr. Hipkin was an Executive Director of Atrium Underwriters Ltd, the Lloyd's managing agency responsible for the operations of Syndicates 609 and 570. Mr. Hipkin was a member of Lloyd's from 1983 to 1986.
Mr. Hutchings, 57, has served as President of Arch Investment Management Ltd. since April 2006 and Senior Vice President and Chief Investment Officer of ACGL since July 2005. Prior to joining ACGL, Mr. Hutchings was at RenaissanceRe Holdings Ltd. from 1998 to 2005, serving as Senior Vice President and Chief Investment Officer. Previously, he was Senior Vice President and Chief Investment Officer of Mid Ocean Reinsurance Company Ltd. from January 1995 until its acquisition by XL Group plc in 1998. Mr. Hutchings began his career as a fixed income trader at J.P. Morgan & Co., working for the firm in New York, London and

Tokyo. He graduated in 1978 with a B.A. from Hamilton College and received in 1981 an M.A. in Jurisprudence from Oxford University, where he studied as a Rhodes Scholar.
Mr. Iordanou, 64, has been Chairman of the Board of ACGL since November 6, 2009 and President and Chief Executive Officer of ACGL since August 2003. He has been a director since January 1, 2002. From January 2002 to July 2003, Mr. Iordanou was Chief Executive Officer of Arch Capital Group (U.S.) Inc. From March 1992 through December 2001, Mr. Iordanou served in various capacities for Zurich Financial Services and its affiliates, including as Senior Executive Vice President of group operations and business development of Zurich Financial Services, President of Zurich-American Specialties Division, Chief Operating Officer and Chief Executive Officer of Zurich-American and Chief Executive Officer of Zurich North America. Prior to joining Zurich, he served as President of the commercial casualty division of the Berkshire Hathaway Group and served as Senior Vice President with the American Home Insurance Company, a member of the American International Group. Since 2001, Mr. Iordanou has served as a director of Verisk Analytics, Inc. (formerly known as ISO Inc.). He holds an aerospace engineering degree from New York University.
Mr. Jal, 36, has served as Chief Underwriting Officer Property and Casualty of Arch Reinsurance Underwriting Europe Limited ("Arch Re Europe") since July 2012. He joined Arch Re Europe in July 2007 as a property and casualty underwriter and from 2011 to 2012 he served as Senior International Specialty and Casualty Underwriter at Arch Re (Bermuda) Prior to that time, Mr. Jal was Underwriter Property and Casualty and Head of the Actuarial Department at SCOR Switzerland from 2006 to2007. From 2001 to 2006, he held various positions as underwriter, pricing actuary and actuarial consultant for ALEA Europe, GECALUX and Gerling Globale Re . Mr. Jal graduated in 2001 from the Institut de Sciences Financières et d’Assurances with a Master Degree in Actuarial Sciences. He received his Actuarial Diploma in 2002 and is also a qualified and certified member of the French Institute of Actuaries.

Mr. Kamphuijs, 53, is currently a Director Client Services and has held various senior positions at TMF Netherlands B.V. (formerly Equity Trust) in the Netherlands since 2000. Prior to joining Equity Trust, he was at Fortis Intertrust in Amsterdam in management and senior roles. He is a graduate of the Alberdingk Thijm College and holds an LLM degree from the University of Utrecht in the Netherlands.
Mr. Kier, 67, is currently an independent consultant with over 40 years of experience in the insurance and reinsurance markets. He was a consultant to the Heath Lambert Group in the U.K., having served prior to that time as Chairman of the Lloyd's broker, Heath Lambert Ltd. He has extensive management and broking experience, having been Chairman of CE Heath Plc and Chief Executive Officer of Fielding & Partners in the U.K. He is currently a producer/broker consultant to Aon.
Mrs. Li-Williams, 43, joined Arch Insurance Europe in February 2011 as Managing Director Commercial Development and was appointed Chief Executive Officer of Arch Risk Partners Ltd. in July 2011. From September 2008 to December 2010, she served as Business Development Director and capital markets leader at Genworth Financial Europe. Prior to Genworth, she was a Director at Wachovia Securities International responsible for setting up the European platform of a product line. Prior to that time, she held various senior positions with a number of financial institutions, including Head of Business Development and Transactions at Radian international mortgage group, a Senior Research Analyst at Dresdner Kleinwort Wasserstein and a Lead Credit Analyst at Moody's Investors Service. She served as a member of the board of governors of CMSA-Europe (now CRE Finance Council) from 2005 to 2007. Mrs. Li-Williams holds an MSc degree from Massachusetts Institute of Technology and an MA degree from Beijing Foreign Studies University.
Mr. Lyons, 57, has served as Executive Vice President, Chief Financial Officer, Chief Risk Officer and Treasurer of ACGL since September 2012, and he also serves as a member of the Company's Executive Strategy Committee. Prior to that, he served as Chairman and Chief Executive Officer of Arch Worldwide Insurance Group, an executive position of ACGL, and Chairman and Chief Executive Officer of Arch Insurance Group since July 2008. Prior thereto, he served as President and Chief Operating Officer of Arch Insurance Group from June 2006. Prior to June 2006, he served as Executive Vice President of group operations and Chief Actuary of Arch Insurance Group from August 2003. From August 2002 to 2003, he was Senior Vice President of group operations and Chief Actuary of Arch Insurance Group. From 2001 until August 2002, Mr. Lyons worked as an independent consultant. From 1992 to 2001, Mr. Lyons was Executive Vice President of product services at Zurich U.S. From 1987 until 1992, he was a Vice President and actuary at Berkshire Hathaway Insurance Group. Mr. Lyons holds a B.S. from Elizabethtown College. He is also an associate of the Casualty Actuarial Society and a member of the American Academy of Actuaries. Mr. Lyons is a trustee of Elizabethtown College and on the Board of Visitors for the Wake Forest University School of Business.
Mr. Matteson, 42, joined Arch Underwriting at Lloyd's (Australia) Pty Ltd, Regional Director, Australasia, in 2009. He started his insurance career as an underwriter in Australia, working for two insurance companies from 1988 through 1998 which are currently part of Allianz and Zurich Financial Services, respectively. In 1998, Mr. Matteson worked as a reinsurance underwriter with Sydney Re (now part of QBE Group), then with Munich Re Australia where he had national responsibility for their property product. He is member of the Branch Executive Committee of the Australian and New Zealand Institute of Insurance and Finance. He is also a member of the Insurance Council of Australia's Property Working Committee and the Strategic Risk Committee.

Mr. McDowell, 67, has served as a director of Arch Insurance Canada Ltd. ("Arch Insurance Canada") since July 2012. Mr. McDowell is a partner of Fasken Martineau DuMoulin LLP, a law firm in Canada, and has been with the firm since 1970. He is Chair of the firm's financial institutions group. He specializes in transactional, financing, corporate, governance and regulatory work for insurance companies and deposit-taking institutions. He is a graduate of Osgoode Hall Law School.
Mr. McElroy, 55, has served as Chairman and Chief Executive Officer of Arch Worldwide Insurance Group, an executive position of ACGL, since September 2012, and Chairman and Chief Executive Officer of Arch Insurance Group since July 2012. He also serves as a member of the Company's Executive Strategy Committee. He joined Arch Insurance Group in 2009 as the President of the Financial and Professional Liability Group, which is comprised of the executive assurance, professional liability, surety and healthcare lines. Prior to joining Arch Insurance Group, Mr. McElroy was a Senior Vice President at The Hartford Financial Services Corporation. He joined Hartford in 2000 from the acquisition of the directors and officers and errors and omissions business of Reliance National. He started his career at Chubb. Mr. McElroy is a graduate of Temple University with a B.A. in business administration.
Mr. Mercado, 43, is a partner at Siguion Reyna Montecillo & Ongsiako Law Offices, which he joined in 1996. He also teaches law at the Ateneo de Manila University School of Law in the Philippines. He is a graduate of Columbia University School of Law in New York and the Ateneo de Manila University in the Philippines.
Mr. Mulholland, 48, has served as Senior Vice President and Chief Administrative Officer of Arch Investment Management Ltd. since November 2011. Prior to November 2011, he served as Vice President at Arch Investment, which he joined in January 2006. Prior to that time, he spent 11 years at STW Fixed Income Management where he held the title of Principal and Portfolio Manager. From 1990 to 1994, he worked as a money market and foreign exchange trader in the treasury department of the Bank of Butterfield in Bermuda. Mr. Mulholland holds a B.S. with a concentration in finance from Boston University.
Mr. Murphy, 60, has served as Chief Underwriting Officer of Arch Worldwide Insurance Group, an executive position of ACGL, and President of Arch Insurance Group since September 2012, and he also serves as a member of the Company's Executive Strategy Committee. Mr. Murphy joined Arch Insurance Group in 2002 as an Executive Vice President, serving in that position until 2008 when he was promoted to Senior Executive Vice President. In 2009, he became the President of the property & casualty segment, and assumed his current position in September 2012. From 1994 to 2002, he held several senior underwriting positions at Zurich Specialties, a division of Zurich Financial Services. Prior to entering the insurance industry, he was a lawyer in private practice. Mr. Murphy has a B.A. from Colorado College, a J.D. from The University of Colorado and an M.M. from the Kellogg Graduate School of Management of Northwestern University.
Mr. Nilsen, 64, is currently Counsel at the law firm of Edwards Wildman Palmer LLP in New York. Mr. Nilsen joined Arch Insurance Group in 2002, serving as Senior Vice President and General Counsel until March 2012 when he assumed the position of Senior Advisor to Arch Insurance Group. He also served as the group compliance officer until March 2012. Prior to joining Arch Insurance Group, Mr. Nilsen practiced law with the firm of Edwards Wildman Palmer LLP from December 1999 to November 2002, as Counsel and as Partner-in-Charge of the New York office. From April 1995 to December 1999, Mr. Nilsen was a Partner in the firm of Wilson, Elser, Moskowitz, Edelman & Dicker LLP, in the firm's New York office. Mr. Nilsen was also a Partner in the New York firm of Bigham Englar Jones & Houston from January 1994 until April 1995, and practiced law with the firm of LeBoeuf, Lamb, Greene & MacRae LLP from June 1984 until December 1993. From November 1981 until May 1984, Mr. Nilsen was associated with the firm of Trubin Sillcocks Edelman & Knapp in New York. From August 1978 to November 1981, he was a member of the Continental Insurance Companies' law department in New York, where he was counsel, and from October 1975 to August 1978, he was an attorney with Lawyers Title Insurance Corporation. Mr. Nilsen holds B.A. and J.D. degrees from St. John's University.
Mr. Nolan, 47, joined Arch Re Europe in November 2008 as Finance Director. He has served as a director for Arch Mortgage since December 2011. Prior to joining Arch Re Europe, he served as Chief Financial Officer for the European operations of Quanta Capital Group and managing director of Quanta Europe Limited during 2003 to 2008. From 2001 to 2003, Mr. Nolan was General Manager and director of Chubb Financial Products (Ireland) Limited. Mr. Nolan has held other finance and operations positions with insurance companies and financial institutions and commenced his career as a chartered accountant. He is a Fellow of the Institute of Chartered Accountants in Ireland.
Ms. Oliver, 59, joined Arch Insurance Group as head of Corporate Underwriting Services in September 2008. Prior to her tenure at Arch, she held underwriting management positions in large accounts casualty and construction casualty at XL Insurance, Kemper Insurance, and Reliance National Insurance. From 1976 to 1991, she held various underwriting positions in casualty and property underwriting for Aetna Casualty including management of the New York City National Accounts office. She has a B.A. from Tulane University and is a Chartered Property Casualty Underwriter.
Mr. Papadopoulo, 51, has served as President and Chief Executive Officer of Arch Re (Bermuda) since November 2005, and he also serves as a member of the Company's Executive Strategy Committee. Prior to November 2005, he served as Chief

Underwriting Officer of Arch Re (Bermuda) from October 2004. He joined Arch Re (Bermuda) in December 2001 as a Senior Property Underwriter. Prior to that time, he held various positions at Sorema N.A. Reinsurance Group, a U.S. subsidiary of Groupama from 1990, including Executive Vice President and Chief Underwriting Officer since 1997. Prior to 1990, Mr. Papadopoulo was an insurance examiner with the Ministry of Finance, Insurance Department, in France. Mr. Papadopoulo graduated from École Polytechnique in France and École Nationale de la Statistique et de l'Administration Economique in France with a masters degree in statistics. He is also a member of the International Actuarial Association and a Fellow at the French Actuarial Society.
Mrs. Quinn, 50, has served as a director of Alwyn Insurance since July 2011. Since 2004, she has been a director of Quest Insurance Management (Gibraltar) Limited, a company that specializes in providing management services to insurance company clients. In her role, she is responsible for the finance and accounting function and sits on a number of insurance company boards and committees. Prior to setting up Quest, Mrs. Quinn worked for Touche Ross (now Deloitte LLP) in London from 1986 to 1990 and as an audit manager for a small firm of accountants from 1990 to 1995. She is a graduate of Southampton University and a qualified chartered accountant.
Mr. Rajeh, 43, has served as the President and Chief Executive Officer of Arch Re Europe since July 2012. Prior to that, he served as the Chief Underwriting Officer of Arch Re (Bermuda) from November 2005. He joined Arch Re (Bermuda) in 2001 as an underwriter. From 1999 to 2001, Mr. Rajeh served as Assistant Vice President at HartRe, a subsidiary of The Hartford Financial Services Group, Inc. Mr. Rajeh also served in several business analysis positions at the United States Fidelity and Guarantee Company between 1992 and 1996 and as an underwriter at F&G Re from 1996 to 1999. He has a B.S. from The Wharton School of Business of the University of Pennsylvania, and he is a Chartered Property Casualty Underwriter.
Mr. Rippert, 53, is currently Chief Executive Officer, Global Mortgage Insurance and Reinsurance at ACGL. Prior to that, he served as President and Chief Executive Officer of Arch Mortgage Insurance from December 2011 to March 2014. Prior to December 2011, he served as senior executive of mortgage insurance at Arch Re (Bermuda). He joined Arch Insurance Europe in September 2010 as a senior vice president. Prior to that time, he worked as a consultant to mortgage insurers and mortgage backed security investors. From 2001 through 2006, he held various positions at Radian Guaranty Inc., a subsidiary of Radian Group Inc. including senior vice president and managing director of the international mortgage insurance group. He has also worked in reinsurance as an actuary and underwriter. Mr. Rippert graduated from Drexel University with a B.S. in physics and mathematics and with an M.B.A. from The Wharton School of the University of Pennsylvania. Mr. Rippert is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.
Ms. Santamaria-Seña, 43, is currently a Partner at the law firm of Siguion Reyna, Montecillo & Ongsiako in the Philippines. She joined her current law firm in 1997. Prior to that time, she practiced law at the firm of Sycip, Salazar, Hernandez & Gatmaitan. Ms. Seña also teaches civil law at the University of Santo Tomas Faculty of Civil Law where she graduated in 1995.
Mr. Scace, 75, has served as a director of Arch Insurance Canada since July 2012. Mr. Scace joined the Canadian law firm, McCarthy Tétrault, in 1967, serving as a Partner from 1972 to 2003, as well as Managing Partner of the firm from 1988 to 1998 and Chairman from 1990 to 1992 and 1996 to 1998. Mr. Scace currently serves as a director of several other Canadian companies and charitable foundations. He holds a B.A. from the University of Toronto, an M.A. from Harvard University, a B.A. from Oxford University and a L.L.B. from Osgoode Hall Law School.
Mr. Schenker, 48, joined Arch Insurance Group in February 2012 as Senior Vice President and Chief Information Officer. Prior to joining Arch Insurance Group, Mr. Schenker provided consulting services to the insurance industry as a Partner and Senior Managing Director with SMART Business Advisory and Consulting LLC from November 2001 to March 2011. Mr. Schenker was leading the insurance practice when the firm was acquired by Grant Thornton LLP, where he served as a Partner in the business advisory services group from March 2011 to February 2012. Mr. Schenker has also held senior positions focusing on information systems technology since 1993, and he began his career in 1987 as a member of technical staff of AT&T Bell Laboratories. He holds B.S. and M.E. degrees in electrical engineering from Rensselaer Polytechnic Institute.
Mr. Scheuer, 50, has served as General Manager of Arch Re Accident & Health ApS ("Arch Re Denmark") in Denmark since September 2010. Prior to that time, he served as Chief Executive Officer of Arch Re Europe in Dublin from June 2008 and as General Manager of Arch Re Denmark from May 2007 to June 2008. Before joining Arch Re Denmark, he served as General Manager of Danish Re from October 2000 to May 2007 and was responsible for accident & health business worldwide. Prior to that time, he held various positions at the International Division of ReliaStar Reinsurance Group (now ING ReliaStar) from 1991, including Managing Director of the Danish Branch since 1997. Prior to 1991, Mr. Scheuer worked as an actuarial assistant at the largest Danish life and pension company, Statsanstalten for Livsforsikring. Mr. Scheuer graduated from the University of Copenhagen in Denmark with a masters degree in actuarial science. He is also a member of the International Actuarial Association and a Fellow at the Danish Actuarial Society.

Mr. Singh, 51, joined Arch Insurance Europe in October 2005 as actuary and chief risk officer. He has more than 20 years experience in the insurance industry. Prior to joining Arch Insurance Europe and for the period from April 2004 to September 2005, Mr. Singh was director of risk and capital planning with ACE European Group Ltd. Mr. Singh joined ACE European Group Ltd in May 2001 as the chief actuary. For the period August 1998 to May 2001, Mr. Singh was head of customer risk management and GI Actuary for Lloyds TSB Bank. Mr. Singh is a Fellow of the Institute of Actuaries and holds a BSc from Southampton University.
Mr. Soares, 34, joined Arch Re (Bermuda) in 2006 as a casualty underwriter and was promoted in March 2014 to Co-Head Customized Products. Prior to joining Arch Re (Bermuda), he was an Assurance Manager in the reinsurance department for Ernst & Young in Bermuda. He graduated in 2002 with a B.A. in economics from Harvard University and is a Chartered Accountant in Bermuda. Mr. Soares also holds the CPCU and ARe designations and is a Chartered Financial Analyst.
Mr. Söhler, 55, has served as Vice Chairman of Arch Worldwide Reinsurance Group since July 2012. Prior to serving in that role, he was President and Chief Executive Officer of Arch Re Europe in Dublin since September 2010. He also served as President and Chief Executive Officer of the Swiss Branch of Arch Re in Europe from October 2006 to September 2010. Prior to 2006, he held various positions at Executive Boards of the Gothaer Group, a German mutual based in Cologne from 1998. Prior to 1998, Mr. Söhler worked for more than 10 years for Kölnische Rück (today part of General Re) in various underwriting and management positions. Mr. Söhler has a degree in business administration from Hamburg University.
Mr. Taylor, 38, has served as Assistant Controller of Arch Re (Bermuda) since August 2008. From 2007 to 2008, Mr. Taylor served as Assistant Vice President at Security Capital Assurance. Mr. Taylor also served in several senior financial positions at Hannover Re, HSBC, Marsh management services and BP Trinidad Oil & Gas Co. between 2000 and 2007. He has a B.Sc. from Oxford Brooks University, and he is a Fellow of the Association of Chartered Certified Accountants.
Mr. Totten 67, has served as a director of Arch Insurance Canada since October 2013. Mr. Totten began his insurance career in 1966 and after four decades in senior management of intermediaries, primarily as chief executive officer. He now consults with brokers and specialty markets on claims, marketing and distribution. He was founder of Totten Insurance Group in 2002, which is now part of Hub International, and past President of the Insurance Institute of Ontario. Mr. Totten is a Fellow at the Insurance Institute of Canada and a Canadian Chartered Insurance Broker.
Mr. van Munster, 38, is currently a Director Client Services at TMF Netherlands B.V. (formerly Equity Trust). Prior to joining TMF Netherlands B.V. in 2010, he practiced law at Baker & McKenzie Amsterdam N.V. for five years. From 1998 to 2005, he practiced law in the Netherlands, starting his career at the law firm of Holland Van Gijzen Advocaten en Notarissen. He is a graduate of the Titus Brandsmalyceum and the University of Tilburg in the Netherlands.
Mr. Watson, 49, serves as Senior Vice President and Head of Claims of Arch Insurance Europe. He joined Arch Insurance Europe in March 2005 as Head of Claims. He has over 20 years of experience handling claims in the insurance industry. Prior to joining Arch Insurance Europe, he held various claims management positions, including Head of Claims, at Hiscox Insurance Company in the U.K. between 1999 and 2006. From 1993 to 1996, Mr. Watson also served in a variety of claims roles at Chubb Insurance Company of Europe.
Mr. Weatherstone, 47, has been President and Chief Executive Officer of Arch Insurance Europe since May 2008. Prior to that time, he served as Chief Underwriting Officer and Senior Vice President of Arch Insurance Europe since March 2007. On joining Arch Insurance Europe in 2005, he was originally appointed as Vice President and Manager of Executive Assurance. Prior to Arch Insurance Europe, Mr. Weatherstone was employed by XL Group plc from 1992 until 2005 where he held various roles, including Deputy Underwriter of Syndicate 861/1209 at Lloyd's and Director of Brockbank Syndicate Management Ltd. In 2002, he was responsible for establishing the London branch of XL Europe Ltd for the purpose of writing executive assurance and professional liability business. Prior to XL Group plc, he worked as a financial lines underwriter with the Merrett Group and as a broker with Willis Ltd. Mr. Weatherstone is an associate of the Chartered Insurance Institute and a graduate in Economics & History from Exeter University.
Mr. Wolfe, 65, has served as President and Chief Executive Officer of Arch Insurance Canada since February 2013. He has also served as a director of Arch Insurance Canada since July 2012 Mr. Wolfe has over 40 years of experience in the insurance industry, most recently as Senior Vice President, Casualty Operations at Berkley Canada from 2008 to 2010. From 2008 to 2010, he was Casualty Manager at Creechurch International Underwriters, and from 1975 to 2005, he served in several senior positions at General Reinsurance, Canada, including Senior Vice President, Treaty Operations. Mr. Wolfe also served as the Chief Agent of General Reinsurance Canada for 20 years. Mr. Wolfe has a B.A. from the University of Montreal.
Required Vote
The affirmative vote of a majority of the voting power of all of our common shares represented at the annual general meeting will be required for the election of Designated Company Directors.

Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE DESIGNATED COMPANY DIRECTORS INDICATED ABOVE.

PROPOSAL 3—APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the Board of Directors proposes and recommends that the shareholders appoint the firm of PricewaterhouseCoopers LLP to serve as independent registered public accounting firm of ACGL for the year ending December 31, 2014. Unless otherwise directed by the shareholders, proxies will be voted for the appointment of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the year ending December 31, 2014. A representative of PricewaterhouseCoopers LLP will attend the annual general meeting and will have an opportunity to make a statement and respond to appropriate questions.
Principal Auditor Fees and Services
The following table summarizes professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2013 and 2012.

	2013	2012
Audit Fees(1)	$4,769,943	$4,319,196
Audit Related Fees(2)	198,618	237,148
Tax Fees(3)	996,840	593,503
All Other Fees(4)	35,921	208,502
	$6,001,322	$5,358,349
________________________

(1)
"Audit Fees" consisted primarily of fees for the integrated audit of our annual financial statements and internal control over financial reporting, review of our financial statements included in our quarterly reports on Form 10-Q, statutory audits for our insurance subsidiaries and review of SEC registration statements. In addition, for 2013, included fees related to a comfort letter issued in connection with the Company's debt offering in December 2013 and two newly-required statutory audits.

(2)	"Audit Related Fees" consisted of the audit of the Company's benefit plans and other audit related services.

(3)	"Tax Fees" consisted primarily of fees for tax compliance, tax advice and tax planning.

(4)	"All Other Fees" consisted primarily of fees related to software licensing fees, and for 2012 included insurance regulatory compliance services.
The audit committee has considered whether the provision of these services is compatible with maintaining PricewaterhouseCoopers LLP's independence. The audit committee approves all audit and permissible non-audit services performed for us by PricewaterhouseCoopers LLP, our independent registered public accounting firm. Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees compared to the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The audit committee delegates pre-approval authority to one or more of its independent members. To the extent applicable, the member to whom such authority is delegated reports, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.
Required Vote
The affirmative vote of a majority of the voting power of all of our common shares represented at the annual general meeting will be required for the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2014.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

PROPOSAL 4—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") allows our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.
We have a "pay-for-performance" philosophy that forms the foundation of all decisions regarding compensation of our named executive officers. This compensation philosophy, and the compensation programs approved by the compensation committee of our Board of Directors, is central to our ability to attract, retain and motivate individuals who can achieve superior results. Our approach has resulted in our ability to attract and retain the executive talent necessary to guide us during all phases of the underwriting cycle.
We are requesting shareholder approval of the compensation of our named executive officers pursuant to the compensation disclosure rules of the SEC, including the "Compensation Discussion and Analysis," the compensation tables and any related material disclosed in this proxy statement. This vote is not intended to address any one specific item of compensation, but instead the overall compensation of our named executive officers and the policies and practices described in this proxy statement.
This vote is advisory and therefore not binding on the Company, the compensation committee of the Board of Directors or the Board. The Board and the compensation committee value the views of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider those shareholders' concerns and will evaluate whether any actions are necessary to address those concerns.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

SHAREHOLDER PROPOSALS FOR THE 2015 ANNUAL GENERAL MEETING
All proposals of security holders intended to be presented at the 2015 annual general meeting of shareholders must be received by the Company not later than November 28, 2014 for inclusion in our proxy statement and form of proxy relating to the 2015 annual general meeting. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies. Proposals should be addressed to the Secretary, Arch Capital Group Ltd., Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda.
For any proposal that is not submitted for inclusion in next year's proxy statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year's annual general meeting, the rules of the SEC permit management to vote proxies in its discretion if we do not receive notice of the proposal on or before February 5, 2015. Notices of intention to present proposals at next year's annual general meeting should be addressed to the Secretary, Arch Capital Group Ltd., Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda.
In addition, our bye-laws provide that any shareholder desiring to make a proposal or nominate a director at an annual general meeting must provide written notice of such proposal or nomination to the Secretary of the Company at least 50 days prior to the date of the meeting at which such proposal or nomination is proposed to be voted upon (or, if less than 55 days' notice of an annual general meeting is given, shareholder proposals and nominations must be delivered no later than the close of business of the seventh day following the day notice was mailed). Our bye-laws require that notices of shareholder proposals or nominations set forth the following information with respect to each proposal or nomination and the shareholder making such proposal or nomination: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of our common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each such nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each such nominee to serve as a director of ACGL if so elected.
A shareholder proponent must be a shareholder of the Company who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting.
Shareholders are entitled to receive, upon written request and without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2013. Please direct such requests to Secretary, Arch Capital Group Ltd., Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda.

Arch Capital Group Ltd.®

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M69894-P47334

TO VOTE FOR ON ALL PROPOSALS OR TO WITHHOLD ON ALL PROPOSALS, MARK THE APPROPRIATE BOX. (NO OTHER VOTE IS NECESSARY, NOR WILL IT BE RECOGNIZED.)

	For All	Withhold All
	☐	☐

The Board of Directors recommends you vote FOR the following:

		For	Withhold
1.	To elect the nominees listed as Class I Directors of the Company for a term of three years.		
1a.	Kewsong Lee	☐	☐
1b.	Brian S. Posner	☐	☐
1c.	John D. Vollaro	☐	☐
2.	To elect the nominees listed as Designated Company Directors so that they may be elected directors of certain of our non-U.S. subsidiaries.		
2a.	Anthony Asquith	☐	☐
2b.	Edgardo Balois	☐	☐
2c.	Dennis R. Brand	☐	☐
2d.	Paul Cole	☐	☐
2e.	Michael Constantinides	☐	☐
2f.	Graham B.R. Collis	☐	☐
2g.	William J. Cooney	☐	☐
2h.	Nick Denniston	☐	☐
2i.	Michael Feetham	☐	☐
2j.	Stephen Fogarty	☐	☐
2k.	Elizabeth Fullerton-Rome	☐	☐
2l.	Marc Grandisson	☐	☐
2m.	Michael A. Greene	☐	☐
2n.	Jerome Halgan	☐	☐
2o.	Pet Hartman	☐	☐
2p.	David W. Hipkin	☐	☐
2q.	W. Preston Hutchings	☐	☐
2r.	Constantine Iordanou	☐	☐
2s.	Pierre Jal	☐	☐
2t.	Wolbert H. Kamphuijs	☐	☐
2u.	Michael H. Kier	☐	☐
2v.	Lin Li-Williams	☐	☐
2w.	Mark D. Lyons	☐	☐
2x.	Adam Matteson	☐	☐
2y.	Robert McDowell	☐	☐
2z.	David H. McElroy	☐	☐
2aa.	Rommel Mercado	☐	☐
2ab.	David J. Mulholland	☐	☐
2ac.	Michael R. Murphy	☐	☐
2ad.	Martin J. Nilsen	☐	☐
2ae.	Mark Nolan	☐	☐
2af.	Marita Oliver	☐	☐
2ag.	Nicolas Papadopoulo	☐	☐
2ah.	Elisabeth Quinn	☐	☐
2ai.	Maamoun Rajeh	☐	☐
2aj.	Andrew Rippert	☐	☐
2ak.	Carla Santamaria-Seña	☐	☐
2al.	Arthur Scace	☐	☐
2am.	Scott Schenker	☐	☐
2an.	Søren Scheuer	☐	☐
2ao.	Budhi Singh	☐	☐
2ap.	William A. Soares	☐	☐
2aq.	Helmut Söhler	☐	☐
2ar.	Ryan Taylor	☐	☐
2as.	Ross Totten	☐	☐
2at.	Iwan van Munster	☐	☐
2au.	Angus Watson	☐	☐
2av.	James R. Weatherstone	☐	☐
2aw.	Gerald Wolfe	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners)[PLEASE SIGN WITHIN BOX] Date

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

ARCH CAPITAL GROUP LTD.

May 9, 2014

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Notice and Proxy Statement and 2013 Annual Report are available at www.proxyvote.com.

Please mark, sign and date this proxy card on the reverse side and return promptly in the enclosed envelope.

M69895-P47334

ARCH CAPITAL GROUP LTD.

PROXY CARD FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS ON May 9, 2014

This proxy is solicited by the board of directors of Arch Capital Group Ltd. (the "Company").
The undersigned hereby appoints Constantine Iordanou and Dawna Ferguson as proxies, each with full power of substitution, to represent the undersigned and to vote all common shares of the Company held of record by the undersigned on March 12, 2014, or which the undersigned would otherwise be entitled to vote at the annual general meeting to be held on May 9, 2014 and any adjournment thereof, upon all matters that may properly come before the annual general meeting. **All shares eligible to be voted by the undersigned will be voted by the proxies named above in the manner specified on the reverse side of this card, and such proxies are authorized to vote in their discretion on such other matters as may properly come before the annual general meeting.**

The undersigned hereby acknowledges receipt of the proxy statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2013, and hereby revokes all previously granted proxies.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH ON THE REVERSE SIDE.

Address Changes/Comments: ____

____

Continued and to be signed on reverse side